Exhibit 10.5

ASSIGNMENT AND ASSUMPTION, CONSENT AND MODIFICATION AGREEMENT

This Assignment and Assumption, Consent and Modification Agreement (this “Agreement”) dated as of February 24, 2015 (the “Effective .Date”), is made by and among Leveraged Developments LLC, a New Hampshire limited liability company (“LD”), TurnPoint Medical Devices, Inc., a Delaware corporation formerly known as Point Medical, Inc. (“TPMD”) and Mack Molding Company, a Vermont corporation (“Mack”).

Preliminary Statement.

A.           Mack and LD are parties to a Loan and Security Agreement dated as of December 1, 2012 (the “Loan Agreement”), pursuant to which LD has borrowed $600,000 from Mack (the “Loan”).

B.           The Loan is evidenced by the Loan Agreement dated December 6, 2012 and a Promissory Note dated as of December 1, 2012 issued by LD to Mack (the “Note”). LD is also obligated under the Loan Agreement to make certain Revenue Participation Payments (as defined in the Loan Agreement) to Mack for a period of 25 years that runs through 2017,

C.           The Loan and revenue Participation Payments are secured by security interest in all LD assets and a pledge of all membership interests in LD.

D.           Mack and LD also entered into a Manufacturing Agreement dated December 6, 2012 (the “Manufacturing Agreement”), pursuant to which (i) Mack agreed to manufacture certain products on an exclusive basis for LD and (ii) LD granted Mack an exclusive license to use certain intellectual property owned by LD.

E.           The Loan Agreement, Note and Manufacturing Agreement, together with any transaction documents referred to therein are collectively referred to herein as the “Transaction Agreements.” The term “Transaction Agreements” specifically excludes the Membership interest Pledge Agreement given by Jeffrey Carlisle in favor of Mack (the “Carlisle Membership Pledge”) from and after the Assignment Date (as hereinafter defined).

F.           LD and TPMD entered into Asset Purchase and Intellectual Property Assignment Agreement dated as of October 29, 2014 (the “Purchase Agreement”) pursuant to which TPMD agreed to purchase the Transferred Assets (as defined therein, and hereafter, the ‘Transferred Assets”). That purchase, which closed on January 19, 2015, requires the approval of Mack to the transfer of the LD assets.

G.           LD and TPMD entered into a Development Agreement dated as of October 29, 20 14 (the “Development Agreement” and together the Purchase Agreement , the “TPMD Agreements”) which provides, among other things, for the payment by TPMD of certain development work with respect to the Product (as defined therein) to be performed by LD and the ownership by TPMD of all Intellectual Property Rights (as defined !herein and hereafter, the “Intellectual Property Rights”) created by LD since March 28, 2014 ..

H.           LD and TPMD have requested that Mack give its consent to the transfer of the Transferred Assets to TPMD, and Mack is willing to do so provided that TPMD assumes all obligations under Transaction Agreements, and the parties are entering into this Agreement to reflect the terms of their Agreements.

Agreement. For and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.          Capitalized terms. Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Loan Agreement.

2.          Assignment and Assumption.

a.	Effective as of January 19, 2015 (the “Assignment Date”), LD hereby assigns, sells, transfers and sets over to TPMD all of LD’s right, title, benefit, privileges and interest in and to, and all of LD’s burdens, obligations and liabilities in connection with and under the Transaction Agreements.

b.           Effective as of the Assignment Date, TPMD accepts the assignment of the Transaction Agreements and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants with respect to the Transaction Agreements from and after the Assignment Date, and to pay and discharge all of the liabilities of LD to be observed, performed, paid or discharged in connection with or under the Mack Contracts from and after the Assignment Date, including without limitation, all obligations under the Note and all Revenue Participation Payments required under the Loan Agreement, subject in all instances to the modification and amendment of the Transaction Agreements as provided for by Section 5 hereof

c.           LD shall remain liable for all obligations and liabilities under the Transaction Agreements from the effective date of the Transaction Agreements through and up to the Assignment Date and the Carlisle Membership Pledge shall remain in effect only insofar as to secure such LD obligations and liabilities, but shall not secure any obligations under the Transaction Agreements accruing from and after the Assignment Date.

3.          Representations and Warranties.

a.            LD represents and warrants that as of the Assignment Date, it (i) has not previously assigned the Transaction Agreements to any third party, except to TPMD to the extent provided by the terms of the binding letter of intent which LD and TPMD entered into on March 28, 2014 (the “LOI”), (ii) has full power, capacity and authority to sell, transfer and assign its rights in connection with the Transaction Agreements as provided in this Agreement, (iii) owned all of the Transferred Assets up to and including the Assignment Date except to the extent arising m connection with the LOI; (iv) it is not retaining any rights to the Transferred Assets under the TPMD Agreements, other than the license to make products outside of the Field (as defined in the Development Agreement); and (v) is not in default under the Transaction Agreements except to the extent (x) arising in connection with the LOI and (y) that the sale of the Transferred Assets to TPMD required Mack s prior consent.

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b.           LD and TPMD represent and warrant that true and correct copies of (i) the fully executed Purchase Agreement, including all exhibits thereto, is attached hereto as Exhibit A; (11) the fully executed Development Agreement, including all exhibits thereto, is attached hereto as Exhibit B·(iii) the fully executed Assignment of Patents and Patent Applications by LD is attached hereto as Exhibit C,; (iv) the fully executed copy of the Assignment of Trademarks and Service Marks is attached hereto as Exhibit D and (v) the fully executed copy of the bill of sale or transfer document for the Tangible Assets, as defined in the Purchase Agreement, is attached hereto as Exhibit E.

c.            LD and TPMD represent and warrant that as of the Assignment Date, and subject. to Mack’s consent hereunder, all of the Transferred Assets, as defined in the Purchase Agreement, were duly conveyed to and are the property of TPMD.

4.             Grant of Security Interest. By its execution below, TPMD confirms that to secure prompt payment of all Obligations under the Transaction Agreements, it grants, sells, assigns, conveys, mortgages, pledges, hypothecates and transfers to the Mack a continuing security interest in and lien on all of the TPMD’s right. title and interest in and to the following as of the Assignment Date, whether now existing or hereafter developed or acquired (the “Collateral”):

Accounts; Chattel Paper, including Electronic Chattel Paper; Equipment, including computer programs embedded in goods, machinery, fixtures, furniture., tools, parts, vehicles, and materials relating to the use, operation or structure of any of the foregoing; Deposit Accounts; Documents; Fixtures; intellectual property and General Intangibles (including, without limitation, Patents, Patent Applications and Patent Licenses, and Trademarks, Trademark Applications and Trademark Licenses), including business name(s), website(s), telephone numbers, customer lists, computers and Software and further including all rights under the Manufacturing Agreement dated December 6, 2012 by and between TPMD (as assignee of LD) and Mack; as well as any intellectual property developed by LD for TPMD under the Development Agreement dated as of October 29. 2014 and any intellectual property related to infusion pump technology, whether now existing or hereafter developed or acquired, relating to the Transferred Assets and the Intellectual Property Rights (as such terms are defined in the Asset Purchase and Intellectual Property Assignment Agreement dated as of October 29, 2014 between LD and TPMD); instruments, including Promissory Notes; Inventory; Investment Property, including Securities Accounts; Letter-of-Credit Rights; Money; Supporting Obligations; and all Proceeds and Products of any of the foregoing to the extent not listed above as original collateral, including money and cash proceeds, deposit accounts, securities accounts, insurance proceeds, and proceeds in the form of any of the types of property included in this collateral description.

5.          Modification of Transaction Agreements.

a.            References to Borrower. From and after the Assignment Date, all references to “Borrower” and/or “LD” in the Transaction Agreements shall mean TPMD, and references to the Borrower’s chief executive office shall mean 665 Martinsville Rd., Suite 219, Basking Ridge, NJ 07920.

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b.           Amendments to Loan Agreement. From and after the Assignment Date, the Loan Agreement shall be amended as follows:

i.              Numbering. The parties hereto acknowledge and agree that the automatic numbering on the Loan Agreement executed at closing did not print properly. The parties acknowledge and agree that the Loan Agreement numbering shall be corrected as marked in the copy of the executed Loan Agreement attached hereto as Exhibit F.

ii.            References to “Manufactured”. All references to the defined term “Manufactured” in the Loan Agreement shall be changed to “Sold.”

iii.           Section 1.d. Section 1.d of the Loan Agreement is deleted in its entirety and replaced with the following:

“d.           The Obligations as defined in Section 4, shall be secured by this Loan Agreement.”

iv.           Section 2.b. Section. 2.b. is deleted in its entirety and replaced with the following:

“Revenue Participation Payments shall be paid quarterly in arrears beginning on April 1, 2013, within fifteen (15) days of the end of each fiscal quarter. Borrower shall provide Lender with a Compliance Certificate in the form attached hereto as Exhibit A on a quarterly basis, certifying as to the Devices Sold, at the earlier of the (0 date that the Revenue Participation Payments are due, or (ii) the date for delivery of the financial statements and the other deliverables required under Section 8 hereof “

v.             Section 2.c.v. The first line of Section 2.c.v. of the Loan Agreement (definition of “Manufactured”) is deleted in its entirety, and replaced with the following:

“Sold” means the transfer, distribution, shipment, sale, license or lease of a Device to Lender or a third party1 by Borrower, Lender, or by any third party that has received or acquired, directly or indirectly, from Borrower, or any successor in interest to Borrower, a license, assignment, or any other transfer of any rights in any of the Technology.”

vi.            Section 7.a. Section 7.a. of the Loan Agreement is deleted in its entirety and replaced with the following:

“a.     Organization, Etc. The Borrower is duly organized, validly existing and in good standing under the law of the State of Delaware and its legal name is TurnPoint Medical Devices, Inc. and that this is not a trade name. Borrower does not conduct business through any other business entity or name except as set forth in this Agreement. Borrower possesses full power and authority to conduct business in its name and as now conducted. The execution, delivery and performance of the Transaction Agreements has been duly authorized by Borrower each of the Transaction Agreements has been executed by a duly authorized agent of Borrower, and the execution, delivery and performance of the Transaction Agreements by Borrower will not violate any provision of Borrower’s organizational documents, in each case as the. Transaction Agreements have been modified and amended by the Assignment and Assumption, Consent and Modification Agreement dated as of February 24, 2015 by and among Borrower, Leveraged Developments LLC and Lender.”

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vii           Section 7.b. Section 7.b. of the Loan Agreement is deleted in its entirety and replaced with the following:

“b.     Chief Office. Borrower’s chief executive office is located at 665 Martinsville Rd, Suite 219, Basking Ridge, NJ 07920, and that is the Borrower’s only place of business.”

viii.         Section 8.f.(i) and (ii). Sections 8.f.(i) and (ii) of the Loan Agreement are amended by adding the following at the end of each clause (ii): “, together with a Compliance Certificate certified by an officer of the Borrower in the form attached hereto as Exhibit A.”

ix.            Section 8.g. Section 8.g. of the Loan Agreement is deleted in its entirety and replaced with the following:

“g.           Change of Control Transaction; Name Change; Capitalization. Not to complete a Change of Control Transaction without Lender’ prior written consent, ,which will not be un reasonably conditioned, delayed or withheld; or change the name of Borrower or conduct business under any other name other than Borrower’ s name except upon sixty (60) days prior written notice to Lender. “Change of Control Transaction” means (i) the acquisition by any person of Borrower if, after the acquisition, the acquiring person is entitled to exercise more than thirty percent (30%) of the voting rights of Borrower; (ii) the merger or consolidation with one or more persons or entities as a result of which the shift in voting rights referenced in the foregoing Section 8.g.i has occurred or (iii) the sale of all or substantially all of the assets or Borrower. For clarity, Lender’s consent shall not be required if Borrower sells less than thirty percent (30%) of its voting rights in one or more transactions to a person or entity.”

x.         Section 8.i. A new Section 8.i. shall be added to the Loan Agreement as follows

“i.            TPMD Agreements. To comply with all provisions in the TPMD Agreements and .to use reasonable commercial efforts to cause Leveraged Developments LLC to comply with all provisions in the TPMD Agreements, and provide Lender with prompt written notice of any defaults under the TPMD Agreements.”

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xi.            Section 9.a Subject to the terms of Section 9 below, Section 9.a. of the Loan Agreement is amended to provide that the collateral also may be kept at the LD location at 75 Congress Street, Portsmouth, New Hampshire.

xii.           Section 9.c. Section 9.c. of the Loan Agreement is deleted in its entirety and replaced with the following:

“c.           No Other Liens Except Permitted Liens. To keep the Collateral free and clear of all claims, liens, charges, encumbrances, taxes and assessments, other than Permitted Liens. “Permitted Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind, which is junior in lien priority to the security interest and lien of Lender; provided, however, that no lien or security interest which would otherwise be a Permitted Lien shall be held by any person who not a bank or institutional lender or other provider of working capital or term loan indebtedness to Borrower. “

xiii.         Section 11e. Section 11.e. of the Loan Agreement is deleted in its entirety and replaced with the following:

“e.           Receipt of evidence indicating that Lender’s security interest is not prior to all other security interests, or if a security interest in or other encumbrance on any of the Collateral, other than Permitted Liens, is granted by Borrower, or any tax lien is filed against Borrower.”

xiv.         Section 11f. Section 11.f. of the Loan Agreement is deleted in its entirety and replaced with the following:

“f.            Upon failure of Borrower to maintain its entity registration with the State of Delaware, business failure or cessation of business operations of Borrower, or any change for any reason whatsoever in the ownership or control of Borrower, except as permitted hereunder.”

xv.           Compliance Certificate. A new Exhibit A is added to the Loan Agreement, attaching the form, of Compliance Certificate are attached hereto as Schedule 1 as Loan Agreement Exhibit A.

6.          Affirmation of Transaction Agreements. TPMD does hereby (i) affirm and ratify the Transaction Agreements and (ii) affirm that the representations and warranties set forth in the Transaction Agreements are true and correct as of the date hereof: and were true and correct as of the Assignment Date, in each case as modified or amended herein. TPMD further agrees and affirms that the Loan Agreement as modified or amended hereby shall continue to secure to Mack the Loan, including repayment of the indebtedness as evidenced by the Note, together with The Revenue Participation Payments, interest and all other obligations arising under said Note and the Transaction Agreements.

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7.          Covenant Regarding Filing Patent Assignment. Each of TPM and LD covenant and agree that they shall cause the Patent Assignment to be filed with the United States Patent and Trademark Office (“US PTO”) on or before March 6, 2015, together with documentation reflecting the name change of Point Medical Inc. to TPMD, and provide Mack with written evidence of such filing. In addition, TPMD and LD covenant and agree that they shall provide Mack with prompt notice of the US PTO’s acceptance of such filing, together with a copy of the correspondence regarding such acceptance from the US PTO.

8.          Mack Consent. Effective upon receipt of executed signature pages to this Agreement from both LD and TPMD, Mack, by its execution hereof, hereby consents to the assignment of the Transaction Agreements by LD to TPMD, such assignment to be effective as of the Assignment Date. Notwithstanding the foregoing, in the event that Mack has not received signature pages from each of LD and TPMD to this Agreement on or before March 6, 2015, together with evidence that the Patent Assignment and documentation of the name change of Point Medical Inc. to TPMD has been filed with the United States Patent and Trademark Office, Mack’s consent to the assignment shall be automatically revoked with no further action by Mack.

9.          No Novation or Extinguishment. TPMD does not intend for the substitution and replacement of the Note and nothing in this Agreement shall constitute, nor shall such be deemed to constitute a novation or extinguishment of the said Note and any obligations of any kind or nature accruing or due thereunder, and the amendments and modifications effected hereby shall in no event impair, limit, reduce or otherwise discharge the liability of TPMD or any obligor of the Note, which liability is hereby reaffirmed by TPMD.

10.         LD Waiver With Respect to Collateral. Mack understands that LD and TPMD have entered into the Development Agreement pursuant to which LD shall continue to assist TPMD with product development and in connection therewith, LD is in possession of certain of the Collateral. In consideration of the consents and releases granted herein, LD agrees as follows:

a.           To the extent that any Collateral may be located on any of LD’s premises, LD waives any right it may now have or hereafter have, whether such right arises by operation of law, by contract or otherwise, to distrain or levy upon, or to attach, seize or otherwise assert ant security interest, lien or other claim with respect to, any of the Collateral.

b.           LD further agrees that subject to the provision set forth in Section 9.c. below Mack shall have the right from time to time to enter upon the LD premises in order to inspect, remove, take possession of, sell, or otherwise deal with the Collateral, and LD agrees not to interfere with any sale or other disposition of the Collateral conducted by or at the direction of Mack under the terms of the Transaction Documents.

c.           In the exercise of its rights under the Transaction Agreements, Mack shall have no liability with respect to any LD premises except for physical damage to such premises actually caused by Mack. In no event shall Mack be responsible to cure or otherwise satisfy all unpaid or unperformed obligations of TPMD to LD.

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11.           No Other Amendments: Except as expressly provided in this Agreement, the terms and conditions of the Transaction Agreements shall remain unchanged and continue in full force and effect. Mack’s agreement as set forth herein does not constitute a waiver of any rights under the Transaction Agreements, including without limitation waiver of rights and remedies for any defaults that may currently exist except to the extent expressly set forth herein.

12.       Conflicts. In the event of a conflict between the terms and conditions of this Agreement, the Transaction Agreements and the terms and conditions of the Purchase Agreement, the terms and conditions of this Agreement shall govern, supersede and prevail. This Agreement (including the documents referred to herein, to the extent they have related in any way to the subject matter hereof) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral.

13.       Further Assurances; Subordination. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments contemplated by this Agreement. At any time and from time to time, as reasonably requested by Mack, TPMD will, at its own expense, take such further actions and execute, acknowledge, deliver and record or file such further documents to create, maintain, or confirm the lien or security interest in the Collateral. TPMD further agrees that upon request of the Mack, it shall take all necessary steps to subordinate any other debt between TPMD and third-party lenders to the Loan, and obtain all necessary evidence of such subordinations, including written subordination agreements from any other lienholders.

[Signature pages follow.]

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IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption. Consent and Modification Agreement as of the date first above written.

TURNPOINT MEDICAL DEVICES, INC.

By:	/s/ JERRY C. RUDDLE
	Name:	JERRY C. RUDDLE
	Title:	PRESIDENT AND COO

LEVERAGED DEVELOPMENTS LLC

By:	/s/ JEFFREY A. CARLISLE
	Name:	JEFFREY A. CARLISLE
	Title:	Founder, Member

MACK MOLDING COMPANY

By:	/s/ Florence M. Belnap
	Name:	Florence M. Belnap
	Title:	Secretary

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Exhibit A - ASSET PURCHASE AND

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Asset Purchase and Intellectual Property Assignment Agreement (this “Agreement”) dated as of October 29, 2014, is by and between Point Medical, Inc., a Delaware corporation (“PMI”) with offices located at 665 Martinsville Rd, Suite 219, Basking Ridge, NJ 07920, and Leveraged Developments LLC, a New Hampshire limited liability company (“LD”) with offices located at 75 Congress Street, Portsmouth, NH 03801. PMI and LD are individually each a “Party”, and together are the “Parties,” to this Agreement.

WITNESSETH

WHEREAS, LD is the owner of inventions and technology relating to Infusion Pump Systems for delivery of medication or nutrients into a patient’s circulatory system (“Assigned Intellectual Property Rights”, as defined herein), know how relating thereto (“LD Know How”, as defined herein), and tangible assets relating thereto (“Tangible Assets”, as defined herein) (the Assigned Intellectual Property Rights, LD Know How and Tangible Assets, collectively, the “Transferred Assets”, as defined herein);

WHEREAS, LD and PMI are parties to the Point Medical, Inc. Leveraged Developments LLC License/Development/Intellectual Property and Collaboration Agreement Terms dated 28 March 2014 (the “Term Sheet”), which contemplates this Agreement as well as the Development Agreement (as hereafter defined), and the Parties have been performing pursuant to the terms of the Term Sheet, it being understood that this Agreement and the Development Agreement will supersede and terminate the Term Sheet effective upon the Closing (as hereafter defined) under this Agreement with respect to the matters contemplated hereby and effective as of the execution of the Development Agreement as to the matters contemplated thereby;

WHEREAS, as provided for by the Term Sheet, PMI has determined that it is in its business interest to acquire the Transferred Assets and LD has determined it is in its business interest to sell such Transferred Assets to PMI;

WHEREAS, PMI and LD are simultaneously entering into a development, commercialization and license agreement (“Development Agreement”) relating to infusion pump technology disclosed within the Assigned Intellectual Property Rights, effective as of March 28, 2014, which is the date of the Term Sheet; and

WHEREAS, LD desires to and is agreeable upon the terms and conditions herein set forth to sell, transfer and convey the Transferred Assets to PMI;

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NOW THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Recitals.         The representations contained in the foregoing recitals are incorporated into this Agreement as is fully set forth herein.

2.            Definitions.         For the purpose of this Agreement, the following definitions shall be applicable:

2.1           “Action” means any Claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, patent interference, opposition, Third Party requested patent re-examination, notice or proceeding, in each case, to, from, by or before any governmental authority.

2.2           “Affiliate” of a specified person (natural or juridical) means a person that now or hereafter directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. “Control” shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

2.3           “Assigned Copyright Rights” means (a) all Copyright Rights owned or controlled by, in whole or in part, LD as of the Closing Date which relate to the Product and/or the Technology; (b) all HTML code, compilations, collections, databases and database rights, toolsets, and other rights relating to the Website, the Product and/or the Technology; and (c) all counterpart Copyright Rights to the Copyright Rights in subpart (a) and subpart (b).

2.4           “Assigned Intellectual Property Rights” means all Assigned Patent Rights, all Assigned Trademark Rights and all Assigned Copyright Rights of LD as of the Closing Date which are necessary or useful to the production and/or sale of the Product and/or to practice the Technology, inclusive of and together with all rights arising under the Carlisle Intellectual Property Assignment Agreement.

2.5           “Assigned Patent Rights” means (a) the Patent Rights as set forth in Exhibit A hereto and as may be obtained through the Closing Date; (b) all Patent Rights owned or controlled by, in whole or in part, LD as of the Closing Date which relate to the Product and/or the Technology; and (c) all counterpart Patent Rights of any of the Patent Rights in subpart (a) and subpart (b).

2.6           “Assigned Trademark Rights” means (a) the Trademark Rights related to the non- registered trademarks set forth on Exhibit A hereto and as may be obtained through the Closing Date; and (b) all counterpart Trademark Rights of any of the Trademark Rights in subpart (a).

2.7           “Business Days” means any weekday other than a weekday on which banks located in Philadelphia, PA are authorized or required to be closed.

2.8           “Carlisle Intellectual Property Assignment Agreement” means that Intellectual Property Assignment made 5 December 2012 between LD and Jeffrey A. Carlisle.

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2.9           “Claim” means any assertion of right whatsoever (including those arising from debts, bonds, promises, damages, equitable claims and judgments), whether liquidated or unliquidated, known or unknown, fixed or contingent, direct or indirect, or imputed.

2.10         “Closing” is defined in Section 3.3.

2.11         “Confidential Information” means (i) the non-public information in this Agreement; (ii) the details of the discussions and drafts leading up to the execution of this Agreement; and (iii) any information or compilation of information of one of the Parties hereto (the “Disclosing Party”) which becomes known to another Party (the “Receiving Party”) with regard to this Agreement that is not generally known to the public, including information regarding intellectual property such as discoveries, inventions, know how (including LD Know How), patent applications, patents, trademarks, service marks, trade dress and/or trade secrets, whether disclosed before or after the date of this Agreement, excluding information which:

(a)          was already in the possession of the Receiving Party prior to the Receiving Party’s receipt from the Disclosing Party (provided that the Receiving Party is able to provide the Disclosing Party with reasonable documentary proof thereof and, if received from a third party, that such information was acquired without breach of a confidentiality or non-disclosure obligation related to such information);

(b)          is or becomes a matter of public knowledge through no act of the Receiving Party or its Affiliates or Representatives in violation of this Agreement;

(c)          is disclosed to the Receiving Party or its Affiliates on a nonconfidential basis by a Third Party who lawfully obtained such information and is under no obligation to maintain the confidentiality of such information; or

(d)          has been independently developed by the Receiving Party without breach of this Agreement or use of any Confidential Information of the Disclosing Party (provided that the Receiving Party is able to provide the Disclosing Party with reasonable documentary proof thereof).

Information meeting the above definition shall be treated as Confidential Information regardless of its source, and all information identified as being “confidential” or “trade secret” or labeled with words of similar import shall be presumed to be Confidential Information. Confidential Information includes information being held in confidence by a Disclosing Party for the benefit of a third party.

2.12         “Consents” is defined in Section 4.1.3

2.13         “Copyright Rights” shall mean all rights in or to any copyrightable works, whether or not registered, including but not limited to all rights in all software (including both source code and object code), instructions, brochures, flyers, hand-outs, web pages, web sites, designs, literature, advertising materials, plans, blueprints, artwork, patterns, drawings, specifications, and technical information.

2.14         “Disclosing Party” is defined in “Confidential Information.”

2.15         “Development Agreement” is defined in the Preamble to this Agreement.

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2.16         “Encumbrance” means any interest relating to or arising out any lien, license; covenant not to sue, option, pledge, security interest, mortgage, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, transfer, receipt of income or exercise of any other attribute of legal or equitable ownership.

2.17         “Filings” is defined in Section 4.1.3 (Consents).

2.18         “Indemnified Party” means a Person to whom indemnification is provided under this Agreement.

2.19         “Indemnifying Party” means a Person providing indemnification under this Agreement.

2.20         “Instruments of Assignment” means those documents and instruments necessary for LD to effect the sale, conveyance, assignment, transfer and delivery of the Transferred Assets to PMI or its designees, including but not limited to an executed patent assignment (attached as Exhibit B), an executed trademark assignment (attached as Exhibit C), and an executed release and assignment of intellectual property of security interest presently held by Mack Holding Company in certain of LD’s intellectual property (attached as Exhibit E), each in recordable form to the extent necessary to duly assign such rights from LD to PMI.

2.21         “Losses” means all Actions, Claims, Liabilities, damages, judgments, amounts paid in settlement, assessments, taxes, losses, fines, penalties, expenses, costs and fees (including reasonable attorneys’ fees), and amounts, costs and reasonable attorneys’ fees associated with seeking indemnification hereunder.

2.22         “LD” is defined in the Preamble to this Agreement.

2.23         “LD Know-How” shall mean all proprietary knowledge, information (including Confidential Information existing as of the Closing Date) and expertise possessed by LD or to which LD has rights relating to the Technology existing as of Closing Date, whether or not covered by any patent, patent application or future patent application, software, derivative works, and other works, whether copyrightable or not, copyrights, designs, trademarks, trade secrets or other industrial or intellectual property rights. For the avoidance of doubt, this definition excludes any such knowledge, information and expertise disclosed or covered within the Assigned Intellectual Property Rights, including but not limited to the Assigned Trademark Rights and Assigned Copyright Rights.

2.24         “LD Note to PMI” shall mean the $600,000 promissory note delivered by LD to PMI pursuant to Section 3.4.2(d) hereof.

2.25         “Mack” shall mean Mack Molding Company, a Vermont corporation.

2.26         “Mack Agreements” shall mean the Mack Loan Agreements and the Mack Manufacturing Agreement.

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2.27         “Mack Loan” shall mean the $600,000 loan by Mack to LD evidenced by the Mack Loan Agreements.

2.28         “Mack Loan Agreements” shall mean the following agreements between Mack and LD dated December 1, 2012: the Promissory Note; the Loan and Security Agreement; and the Membership Interest Pledge Agreement.

2.29         “Mack Manufacturing Agreement” shall mean the Manufacturing Agreement dated 6 December 2012 between Mack and LD.

2.30         “Material Adverse Effect” shall mean any change that has, or would be reasonably expected to have, a material adverse effect on the Transferred Assets, taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (a) any adverse effect resulting from or arising out of the announcement or pendency of the Agreement or the Transaction; (b) any adverse effect resulting from or arising out of general economic conditions; (c) any adverse effect resulting from or arising out of general conditions in the industry applicable to the Transferred Assets; or (d) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof.

2.31         “Notices” is defined in Section 4.1.3 (Consents).

2.32         “Party” and “Parties” are defined in the Preamble.

2.33         “Patent Rights” means any and all U.S. and foreign: (a) patents (including utility and design patents); (b) patent applications (including utility and design patent applications), including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon; (c) any additional inventions not covered under subpart (a) or subpart (b) which are owned or controlled by LD, in whole or in part which relate to the Technology; and (d) patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.

2.34         “Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, governmental authority or other entity of any kind.

2.35         “Pre-Closing Period” means the time period between the date hereof through the Closing Date.

2.36         “Product” shall mean the product relating to the Breeze™ infusion pump Technology as claimed and/or disclosed within the Assigned Intellectual Property Rights in addition to any and all components thereof (disposable or non-disposable), cassettes, and other accessories associated with the Technology including without limitation Product Accessories and any other components, items, technology including owned controlled by LD or its Affiliates or which LD or its Affiliates has an interest useful or necessary to constitute the full product to be offered for commercial sale, to be developed under the Development Agreement under the Development Plan.

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2.37         “Product Accessories” shall mean accessories that have been incorporated or will be incorporated into the Product during development or otherwise or which are otherwise useful or necessary to obtain a minimally viable marketable product, including but not necessarily limited to a ruggedized pump case, housing and mounting options, and other accessories.

2.38         “Purchase Price” is defined in Section 3.2.

2.39         “PMI” is defined in the Preamble to this Agreement.

2.40         “Receiving Party” is defined under the definition of “Confidential Information” in Section 2.10 of this Agreement.

2.41         “Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, partner, trustee or other representative of such Person, including legal counsel, accountants and financial advisors.

2.42         “Tangible Assets” is defined in Section 3.1. A list of items compromising the Tangible Assets is set forth as Exhibit D.

2.43         “Technology” means any technology related to the Product (which includes without limitation the Product Accessories) including without limitation any technology related to the infusion pump technology for delivery of medication, blood, fluids, nutrients or other substances into a patient or other person or being which is disclosed within the Assigned Intellectual Property Rights. The term “Technology” includes without limitation LD Know How, Confidential Information and Assigned Intellectual Property Rights.

2.44         “Third Party” means any Person other than the Parties and their Affiliates.

2.45         “Third Party Claim” means any Claim by a Third Party with respect to any matter that may give rise to a Claim for indemnification under this Agreement.

2.46         “Trademark Rights” means all United States and foreign registered and non registered trademarks, registered and non-registered service marks, domain names, and all trademark and service mark applications, trade dress, logos, trade names, fictitious names, brand names, brand marks, and corporate names, together with all translations, adaptations, derivations and combinations thereof.

2.47         “Transactions” shall mean: (a) the execution and delivery of this Agreement and the Development Agreement; and (b) all of the transactions contemplated by this Agreement and the Development Agreement, including: (i) the sale of the Transferred Assets by LD to PMI in accordance with this Agreement; and (ii) performance by LD’s of its obligations under the Development Agreement, and (c) the exercise by LD and PMI of their respective rights under this Agreement and the Development Agreement.

2.48         “Transferred Assets” is defined in Section 3.1.

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2.49         “Website” shall mean the www.ivbreeze.com website (including both the domain name and the content of the website), including but not limited to all rights therein and related thereto and all data collected through such Website.

3.            Purchase and Sale of Assets. Subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein:

3.1           Transferred Assets. Effective as of the Closing, subject to the terms of this Agreement, LD hereby sells, conveys, assigns and transfers to PMI all its interests in and to (i) the Assigned Intellectual Property Rights, (ii) the LD Know How, (iii) the Website, and (iv) any tools, components, physical prototypes and other tangible assets relating to the Product (including without limitation the Product Accessories) and/or the Technology, whether located at LD or offsite at vendors or suppliers for LD or otherwise (the foregoing (iii) the “Tangible Assets” and the foregoing items (i), (ii), (iii) and (iv) collectively the “Transferred Assets”), free and clear of all Encumbrances, interests, or other limitations or restrictions whatsoever, as partially evidenced by each of the Instruments of Assignment. LD shall take all actions reasonably necessary to vest all such rights in Buyer and to assist in enforcing such rights, including executing all documents necessary for the recordation of ownership, including but not limited to any relevant Instrument of Assignment to be executed and delivered to PMI as of the Closing Date. PMI accepts the Transferred Assets; provided, that PMI does not assume any liabilities or obligations of LD related to the Transferred Assets, except as expressly set forth in this Agreement.

3.2           Purchase Price. At Closing, subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of LD herein contained and in full consideration of such sale, conveyance, transfer, assignment and delivery of the Transferred Assets under Section 3.1 and all other rights, benefits and consideration flowing from LD to PMI, PMI shall deliver to LD the documentation and/or releases of LD by Mack as provided for in Section 3.4.1(c) hereof. LD acknowledges that a stock certificate for 120,997 shares of PMI common stock (the “Shares”) has already been delivered by PMI to LD pursuant to the Term Sheet in consideration of the matters set forth therein and herein. Any payment by LD pursuant to its indemnification obligations under Section 5.1 hereof shall be treated as a reduction of the purchase price of the Transferred Assets.

3.3           Closing - Time and Place. The “Closing” contemplated by this Agreement shall take place at the offices of PMI, located at 665 Martinsville Rd, Suite 219, Basking Ridge, NJ 07920, not later than one (1) day after the satisfaction or waiver of all conditions to Closing as set forth in Section 3.4 hereto, upon no less than one (1) day prior written notice from one Party to the other. At the Closing, the Parties shall deliver all documents as specified herein. The date upon which the Closing shall occur shall be referred to as the Closing Date. In the event that the conditions to Closing set forth in Section 3.4 shall not be satisfied or waived by December 31, 2014, either Party may, upon ten (10) days prior written notice, terminate this Agreement.

3.4           Conditions to Obligations for Closing.

3.4.1           Condition to Obligation of LD to Close. The obligation of LD to close upon this Agreement and to consummate the transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions (any of which may be waived by LD, in whole or in part, in writing):

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(a)          The representations and warranties made by PMI in this Agreement shall have been accurate in all respects as of the Closing Date as if made on the Closing Date (except for such representations or warranties which address matters only as of a particular time, which shall have been accurate in all respects as of such particular time), except that any inaccuracies in such representations and warranties shall be disregarded if such inaccuracies (considered collectively) do not constitute a Material Adverse Effect;

(b)          All of the covenants and obligations that PMI is required to comply with or to perform at or prior to the Closing shall have been duly complied with and performed, except where the failure to comply with or perform such covenants and obligations (considered collectively) do not constitute a Material Adverse Effect;

(c)          PMI shall present documentation signed by Mack reasonably evidencing the release by Mack of LD from and/or termination of the Mack Loan Agreements; provided, however, that if after PMI has made diligent and reasonable efforts Mack has not released LD from and/or terminated the Mack Loan Agreements by November 30, 2014, PMI may satisfy this condition by agreeing in writing to defend, indemnify, and hold harmless LD from any and all obligations and liabilities arising from the Mack Loan Agreements upon the terms of the letter agreement the form of which is attached hereto as Exhibit 3.4.l (c) (the “Mack Loan Indemnification Letter”) ; and

(d)          LD shall have received the following documents, each of which shall be in full force and effect:

(i)          a certificate, duly executed by PMI, certifying that the conditions set forth in Sections 3.4.1(a) and 3.4.1(b) have been duly satisfied; and

(ii)         such other documents as LD may request in good faith for the purpose of evidencing the satisfaction of any condition set forth in this Section 3.4.1 or otherwise facilitating the consummation or performance of any of the Transactions.

3.4.2        Conditions to Obligations of PMI to Close. The obligation of PMI to close upon this Agreement and to consummate the Transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions (any of which may be waived by PMI, in whole or in part, in writing):

(a)          The representations and warranties made by LD in this Agreement shall have been accurate in all respects as of the Closing Date as if made on the Closing Date (except for such representations or warranties which address matters only as of a particular time, which shall have been accurate in all respects as of such particular time), except that any inaccuracies in such representations and warranties shall be disregarded if such inaccuracies (considered collectively) do not constitute a Material Adverse Effect;

(b)          All of the covenants and obligations that LD is required to comply with or to perform at or prior to the Closing shall have been duly complied with and performed, except where the failure to comply with or perform such covenants and obligations (considered collectively) do not constitute a Material Adverse Effect;

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(c)          PMI shall have entered into agreements with Mack with respect to PMI’s assumption of the Mack Loan (unless PMI shall deliver the Mack Loan Indemnification Letter pursuant to Section 3.4.l (c)) and the Mack Manufacturing Agreement, in each case upon terms acceptable to PMI in its sole discretion;

(d)          LD shall have delivered its executed promissory note in the amount of $600,000 in principal amount, in form and substance reasonably satisfactory to PMI, in consideration for PMI’ s assumption pursuant to Section 3.4.1(c) hereof of the Mack Loan or agreement to indemnify LD in respect thereto pursuant to the Mack Loan Indemnification Letter (the “LD Note to PMI”). The LD Note to PMI shall bear interest at 5% per annum, payable quarterly. PMI may elect to receive payment of such interest by way of reduction of amounts it is due to pay LD under Section 3.6 of the Development Agreement. As provided for by Section 5.3 of the Development Agreement, 25% of the Success Fees payable to LD shall be applied to the payment of principal on the LD Note to PMI; provided that all unpaid principal due under the LD Note to PMI shall otherwise mature and be payable on the tenth (10th) year anniversary of the date of this Agreement and shall otherwise accelerate and be payable in full upon any breach by LD of its obligations under this Agreement or the Development Agreement.

(e)          PMI shall have received the following documents, each of which shall be in full force and effect:

(i)          a certificate, duly executed by the Seller, certifying that the conditions set forth in Sections 3.4.2(a) and 3.4.2 (b) have been duly satisfied;

(ii)         recordable assignment agreements with respect to any of the Assigned Intellectual Property Rights, in a form reasonably satisfactory to PMI including without limitation an assignment agreement with respect to the Carlisle Intellectual Property Assignment Agreement;

(iii)        the Release and Assignment of Intellectual Property Security Interest (Exhibit E) together with a UCC-3 and any other termination statements in appropriate form for filing with the USPTO;

(iv)        such bills of sale, deeds, endorsements, assignments, business transfer agreements and other documents as PMI may, acting reasonably and in good faith, determine to be necessary or appropriate to assign, convey, transfer and deliver to PMI good and valid title to the Transferred Assets;

(v)         LD shall have delivered the Tangible Assets to PMI, it being understood that such delivery may be to LD to be held and used by LD for PMI under the terms of the Development Agreement; and

(vi)        such other documents as PMI may request in good faith for the purpose of evidencing the satisfaction of any condition set forth in this Section 3.4.2 or otherwise facilitating the consummation or performance of any of the Transactions.

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3.5           Post-Closing Obligations of LO. Any Assigned Patent Rights which as of the Closing Date have not been the subject of the filing of a patent application(s) in the U.S. Patent & Trademark Office or any foreign patent office will, upon receipt by LD of the filing date and application serial number (“Filing Information”) subsequent to the filing of a patent application(s) in the U.S. Patent & Trademark Office or within the patent office of any foreign jurisdiction, shall be subject to a fully executed transfer (via an appropriate assignment document as approved by PMI) of all rights, title and interest in the patent application(s), which shall occur no later than fifteen (15) days from receipt of the Filing Information by LD from the respective patent office.

3.6           Post-Closing Obligations of PMI. PMI shall use commercially reasonable efforts to raise no less than $2,000,000 of equity, convertible note or debt financing (inclusive of amounts raised prior to the date hereof) prior to December 31, 2014. Upon a failure to raise such financing by such date, LD may give written notice thereof to PMI, whereupon PMI shall have a sixty (60) day period to cure such failure. If PMI shall fail to raise such financing prior to the expiration of such sixty (60) day cure period, (i) PMI shall transfer to LD the Assigned Intellectual Property Rights and the LD Know-How (which for the avoidance of doubt shall be as of March 28, 2014 and which shall exclude any Intellectual Property paid for by PMI under the Development Agreement or the Term Sheet), (ii) LD and/or Jeff Carlisle shall transfer to PMI the 120,997 shares of PMI common stock previously transferred by PMI to Jeff Carlisle; and (iii) LD shall have the right, at its option, to terminate the Development Agreement pursuant to the termination provisions thereof, which termination shall not affect rights of PMI that shall have accrued prior to the date of such termination.

4.            Representations and Warranties

4.1           As to LO. LD represents and warrants to PMI that the statements contained in this Section 4.1 are true, correct and complete as of the date hereof and as of the Closing, subject to such exceptions as are disclosed in the indicated section of the Disclosure Schedule attached hereto and forming a part hereof.

4.1.1           Authorization. LD is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Hampshire. LD has the full corporate power and authority to execute and deliver this Agreement and to perform its respective obligations under this Agreement. All corporate actions or proceedings required to be taken by or on the part of LD to authorize and permit the execution and delivery by LD of this Agreement and to perform its respective obligations under this Agreement have been taken. This Agreement has been duly executed and delivered by LD and constitutes the legal, valid and binding obligation of LD, enforceable in accordance with its terms and conditions subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

4.1.2           Noncontravention. Except as set forth in Schedule 4.1.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement upon meeting all LD obligations for Closing pursuant to Sections 3.4 nor the consummation of any additional transactions contemplated hereby and thereby by LD will (i) violate any material legal requirement to which any of LD or its Affiliates or any of their assets or property is subject, (iii) conflict with or result in a breach of, default under, right to accelerate payment under or obligation to make any payment pursuant to or loss of material rights under, or modify or terminate any material contractual obligation by which LD or its Affiliates or any of their assets or property is bound or subject, (iii) result in the creation or imposition of any Encumbrance upon or forfeiture of any of the Transferred Assets, or (iv) result in the creation of any Claim that could result in the creation or imposition of any Encumbrance upon or forfeiture of any of the Transferred Assets.

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4.1.3           Consents. Except as set forth in Schedule 4.1.3 of the Disclosure Schedule, no approval, authorization, permit, license, waiver or consent is required from any Third Party (including any governmental authority) (collectively, the “Consents”) and no filing or notice is required to be made with or given to any Third Party (including any governmental authority) (respectively, the “Filings” and the “Notices”) for LD and its Affiliates to accomplish the transactions contemplated by this Agreement beyond any such Consent, Filing or Notice which must be satisfied and delivered by LD as a prior condition to PMI’ s obligation the complete the Closing.

4.1.4           Litigation. There is no Action pending or, to the knowledge of LD, threatened against or involving any of LD or its Affiliates that could adversely affect (i) the Transferred Assets or (ii) the ability of LD or its Affiliates to consummate the Closing or perform any obligations under this Agreement. For purposes of this Section 4.1.4, threatened Actions shall include, without limitation, requests for interference, Third Party requests for re examination and requests for oppositions.

4.1.5           Title. Except as set forth in Schedule 4.1.5 of the Disclosure Schedule, LD owns all rights, title and interests in and to the Transferred Assets including without limitation the Technology, and has the full right and power to assign, transfer and sell good title to the Transferred Assets including without limitation the Technology, in each case free and clear of all Encumbrances and all Claims. Except as set forth in Schedule 4.1.5 of the Disclosure Schedule, no Third Party including without limitation Fluidnet Corporation, its predecessors and Affiliates, nor any employee, contractor, consultant or Affiliate of LD, has any right, title or interest in any of the Transferred Assets including without limitation the Technology, and there is no agreement or understanding, written or otherwise, granting rights under or to any of the Transferred Assets including without limitation the Technology or imposing obligations or limitations with respect to any of the Transferred Assets including without limitation the Technology.

4.1.6         Additional Intellectual Property Representations and Warranties.

(a)          Completeness. The Assigned Intellectual Property Rights listed in Exhibit A include all Patent Rights, Trademark Rights and Copyright Rights in which LD or any of its Affiliates has any right, title or interest in the Technology, including without limitation any rights under licenses. Without limiting the foregoing, Jeffrey A. Carlisle has assigned all of his Intellectual Property Rights existing as of the Closing in the Development (as such terms are defined in the Carlisle Intellectual Property Assignment Agreement) to LD, and each other employee, consultant or Affiliate of LD, and any other person including Third Parties who may have any right, title or interest in the Technology or any of the other Transferred Assets has assigned all right, title and interest in the Technology and any of the other Transferred Assets to LD. LD has provided PMI with correct and complete copies of all such Patent Rights, Trademark Rights and Copyright Rights, and LD has obtained appropriate executed assignment of any and all Assigned Intellectual Property Rights from each named inventor of all Patent Rights listed in Exhibit A.

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(b)          Representations Regarding the Assigned Intellectual Property Rights. With respect to each patent and patent application included within the Assigned Intellectual Property Rights:

(i)          to the knowledge of LD, each pending application listed under Patent Rights in Exhibit A is being properly obtained in accordance with all applicable rules and regulations governing the prosecution of applications for such patent, and LD and its Affiliates and their Representatives have not engaged in any fraud or other misconduct with regard to the prosecution or procurement of such patent;

(ii)         no Claim has been asserted or threatened by any person, with respect to the use of the Assigned Intellectual Property Rights or challenging or questioning the validity or effectiveness of any license or agreement with respect thereto, and, to the knowledge of LD, no valid basis for any such claim exists;

(iii)        for each issued, unexpired patent or pending patent application listed under Patent Rights in Exhibit A, in all material respects, (A) all necessary application, annuity, maintenance and renewal fees in connection with all patent applications have been paid and (B) all necessary documents and certificates in connection therewith have been filed with the relevant authority for the purpose of maintaining the patent registrations or applications.

(c)          Neither LD nor any of its Affiliates have any knowledge that any of the statements or opinions expressed in the November 29, 2012 opinion from McLane, Graf, Raulerson & Middleton with respect to the Technology, a copy of which is attached as Exhibit 4.1.6(c) of this Agreement and which is incorporated herein by reference, are not true, correct or complete with respect to the Technology as it exists as of the date of this Agreement and as of the Closing Date or that the Technology infringes upon the intellectual property rights of any Third Party including without limitation Fluidnet Corporation, its predecessors and Affiliates.

4.1.7           The list of items included on Exhibit D (Tangible Assets) is a true, correct and complete list of all tangible items and components related to the Product (including without limitation the Product Accessories) in existence as of the date hereof and as of Closing. All such items are on-site at the premises of LD unless otherwise indicated on Exhibit D.

4.1.8           LD hereby confirms that the Shares were acquired for investment for LD’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that LD has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, LD further represents that LD does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participants to such person or to any third person, with respect to any of the Shares. LD has not been formed for the specific purpose of acquiring the Shares.

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4.1.9           LD has had an opportunity to discuss PMI’s business, management, financial affairs and the terms of the conditions of the offering of the Shares with PMI’s management.

4.1.10         LD understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of LD’s representations as expressed herein. LD understands that the Shares are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, LD must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities or an exemption from such registration and qualification requirements is available. LD acknowledges that PMI has no obligation to register or qualify the Shares. LD further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to PMI which are outside of LD’s control, and which PMI is under no obligation and may not be able to satisfy.

4.1.11         LD understands that no public market now exists for the Shares, and that PMI has made no assurances that a public market will ever exist for the Shares.

4.1.12         LD understands that the certificate representing Shares may bear any one or more of the following legends: (a) any legend set forth in, or required by, the other Transaction Agreements; (b) any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended; and (c) the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

4.1.13         LD is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. LD is an investor in securities of companies in the development stage and acknowledges that LD is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.

4.1.14         Neither LD nor any of its officers, directors, employees, agents, shareholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation with respect to the offer and sale of the Shares, or (b) published any advertisement in connection with the offer and sale of the Shares.

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4.1.15         LD has read in their entirety and fully understands the risk factors set forth on Appendix A attached hereto (the “Risk Factors”). LD has decided to enter into this Agreement, and is purchasing the Shares, fully cognizant of the Risk Factors and is willing to assume the risk of making an investment in PMI, which includes without limitation the risk of loss of LD’s entire investment in the Shares.

4.1.16         LD acknowledges and agrees that except for the representations and warranties of PMI set forth in Section 4.2, PMI has not made any representation or warranty, expressed or implied, as to PMI or as to any other matter, and LD is not relying upon any representation or warranty except for the representation and warranties set forth in Section 4.2. LD acknowledges and agrees that PMI has disclaimed any other representations and warranties made by PMI or by any officer, director, employee, agent, attorney or other representative of PMI with respect to the execution and delivery of this Agreement or any of the transactions contemplated by this Agreement, notwithstanding the delivery or disclosure to LD of any document or any other information with respect to one or more of the foregoing.

4.1.17         LD has conducted, directly or through its representatives, to the extent it deems sufficient, a review and analysis of the business, assets, liabilities, risks, regulatory issues, prospects of and other matters pertaining to PMI and acknowledges that it has been provided with such access to PMI as has been requested for such purposes. In entering into this Agreement, LD has relied solely upon the representations and warranties set forth in Section 4.2, any such investigation and analysis of PMI, and such other factors or considerations as LD has deemed appropriate and sufficient, and LD acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by PMI or any other representative or agent of PMI that are not set forth in Section 4.2, whether or not such representations, warranties or statements were made in writing or orally.

4.2           As to PMI. PMI represents and warrants to LD that the statements contained in this Section 4.2 are true, correct and complete as of the date hereof and as of the Closing.

4.2.1           Authorization. PMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. PMI has the full corporate power and authority to execute and deliver this Agreement and to perform its respective obligations under this Agreement. All corporate actions or proceedings required to be taken by or on the part of PMI to authorize and permit the execution and delivery by PMI of this Agreement and to perform its respective obligations under this Agreement have been taken. This Agreement has been duly executed and delivered by PMI and constitutes the legal, valid and binding obligation of PMI, enforceable in accordance with its terms and conditions subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

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4.2.2           Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby and thereby by PMI will (i) conflict with or result in a breach of or default under the organizational documents of PMI, or (ii) violate any material legal requirement to which PMI or any of its assets or property is subject.

4.2.3           Consents. No Consents, Filings or Notices are required for PMI to accomplish the transactions contemplated by this Agreement.

4.2.4           Litigation. There is no Action pending or, to the knowledge of PMI, threatened against or involving any of PMI or its Affiliates that could adversely affect the ability of PMI to consummate the Closing or perform any obligations under this Agreement.

4.2.5           Capitalization. The authorized capital of PMI consists, immediately prior to the date hereof, of fifty million shares of common stock, $0.001 par value per share (the “Common Stock”), 5,640,817 shares of which are issued and outstanding as of the date hereof. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. As of the date hereof, except for common stock purchase warrants exercisable at $3.00 per share to purchase 4,052,412 shares of common stock issued in connection with PMI’s financing, PMI has no stock options, warrants or stock rights or plans related to the same for officers, directors, employees or consultants of PMI and all of PMI’s outstanding shares of Common Stock are fully vested.

4.2.6           Valid Issuance of Shares. The Shares have been validly issued and are fully paid and non-assessable, free and clear of any liens or encumbrances, other than the transfer restrictions described in this Agreement, transfer restrictions imposed by PMI’s bylaws, if any, and transfer restrictions imposed under state and federal securities laws. Assuming the accuracy and completeness of LD’s representations hereunder, the Shares were offered, issued and sold in compliance with all Federal and state securities law and were exempt from registration thereunder.

4.2.7           No Other Representations and Warranties. Except as expressly set forth in Section 4.2 of this Agreement, PMI makes no representation or warranty, express or implied, at law or in equity with respect to this Agreement, or otherwise.

5.             Indemnification

5.1           Indemnification by LD. LD shall indemnify, defend and hold harmless PMI and its Affiliates and Representatives, whether or not involving a Third Party Claim, against all Losses relating to or arising out of:

(a)          the breach of any representation or warranty of LD under Section 4.1 of this Agreement or the breach of any covenant or obligation in this Agreement or the Development Agreement; provided, however, LD and Jeffrey Carlisle shall jointly and severally indemnify, defend and hold harmless PMI and its Affiliates and Representatives with respect to the breach of any representation or warranty set forth in Section 4.1.5 and Section 4.1.6 hereof and for Claims or Actions by any Third Party relating to the ownership of the Technology;

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(b)          any Claims or Actions by any Third Party arising under or relating to the Transferred Assets arising during, or otherwise relating to, the time period prior to the Closing; and

(c)          any obligation or liability of LD or its Affiliates to any Third Party not expressly assumed by PMI under this Agreement.

5.2           Indemnification by PMI. PMI shall indemnify, defend and hold harmless LD and its Affiliates and Representatives, whether or not involving a Third Party Claim, against all Losses relating to or arising out of:

(a)          the breach of any representation or warranty of PMI in Section 4.2 of this Agreement or the breach of any covenant or obligation of PMI in this Agreement or the Development Agreement;

(b)          any Claims or Actions by any Third Party arising out of or relating to the exploitation by PMI or its Affiliates of or relating to products, product systems or procedures derived from or based on the Transferred Assets including claims that the practice of the Technology infringes the intellectual property rights of Third Parties, except to the extent that the Claim or Action shall be an obligation of LD under Sections 5.l(b) or 5.l(c) or a breach of LD’s representation or warranties under Section 4.1; and

(c)          any obligation or liability of PMI or its Affiliates to any Third Party except for those retained by LD hereunder.

5.3           Notice of Claims. If an Indemnified Party intends to seek indemnification pursuant to this Agreement, such Indemnified Party shall promptly notify the Indemnifying Party in writing of the Claim for which indemnification is sought, including any Third Party Claims in respect of which indemnification is sought under this Agreement. Any such notice shall set forth in reasonable detail, in light of the circumstances then known to the Indemnified Party, the facts, circumstances and basis of the Claim and, if the Claim relates to a Third Party Claim, shall include copies of all papers served upon or received by the Indemnified Party relating thereto. Any delay in the provision of such notice and accompanying materials shall not affect any rights under this Agreement except to the extent that the Indemnifying Party is actually and materially prejudiced thereby (and except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice).

5.4           Third Party Claims. The Indemnified Party shall have the sole and exclusive right to control of the defense of any Third Party Claim with counsel of its choice, and the Indemnified Party’s reasonable legal fees and expenses shall constitute part of the Losses indemnified under this Agreement. The Indemnified Party may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed).

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6.          Covenants.

(a)          LD shall ensure that, at all times during the Pre-Closing Period, on reasonable notice, PMI is provided with reasonable access to the personnel and assets of LD, and to all existing books, records, work papers and other documents and information relating to the Acquired Intellectual Property Rights. PMI hereby agrees that any information or knowledge obtained pursuant to this Section 6(a) shall be subject to the terms of that certain Confidential Agreement dated as of February 18, 2014 between LD and PMI (the “NDA”).

(b)          LD shall use its reasonable efforts to ensure that, during the Pre- Closing Period, the following covenants are complied with, but only as they relate to Transferred Assets:

(i)          LD conducts its operations in the ordinary course of business consistent with past practice

(ii)         LD shall pay as they become due any material undisputed trade and supplier payables;

(iii)        LD shall not sell, transfer, lease, assign, license or otherwise dispose of any of the Transferred Assets or creates or incurs any material Encumbrance thereon; and

(iv)        LD shall not (i) enter into any contract that limits in any material respect the conduct of the business; or (ii) waive, release or assign any material rights, claims or benefits of its business.

(c)          Notices of Certain Events. During the Pre-Closing Period, each Party shall promptly notify the other Party of:

(i)          any Action commenced pertaining to the respective Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.1.4 or that seeks to prohibit the consummation of the Transactions;

(ii)         any inaccuracy of any representation or warranty contained in this Agreement that could reasonably be expected to cause the conditions set forth in Section

3.4.1 or 3.4.2 not to be satisfied;

(iii)        any failure to comply with any covenant or agreement to be complied with by it hereunder to the extent that such failure would reasonably be expected to cause the conditions set forth in Sections 3.4.1 or 3.4.2 not to be satisfied;

(iv)        provided, however, that, except as otherwise provided in this Agreement, the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

(d)          During the Pre-Closing Period, the Parties shall use its reasonable efforts to cause the conditions set forth in Section 3.4.1 and 3.4.2 to be satisfied on a timely basis.

26

7.          Further Assurances. From time to time upon request by PMI, LD will, and will cause its Affiliates to, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, license grants, conveyances, powers of attorney, and assurances that may be required to carry out the purposes of this Agreement. Without limiting the foregoing, following the Closing, LD shall take such further actions that are reasonably necessary to accomplish the complete transfer and assignment of LD’s rights, title and interests in and to the Transferred Assets to PMI. LD shall provide to PMI all correspondence relating to the prosecution of the Assigned Patent Rights (unless PMI shall have requested the delivery of same as part of the Transferred Assets).

8.          Third Party Action. Except as agreed to by the Parties in writing, following the Closing, PMI will have the sole and exclusive right and discretion to enforce the rights, title and interests in and to the Transferred Assets against Third Parties. If PMI is unable to enforce any obligation or other right without LD being party to an Action, then LD shall voluntarily join as a party in such Action as necessary to enforce any such obligation or other right; provided, that PMI agrees in advance to reimburse LD for its reasonable fees, costs and expenses relating thereto. Following the Closing, LD shall not testify (whether by declaration, affidavit, or in person) and LD shall not challenge or assist any Third Party in challenging the validity, enforceability or value of the Assigned Intellectual Property Rights or other Transferred Assets, in each case other than under subpoena or similar legal order.

9.          Confidentiality. The Receiving Party agrees to maintain the confidentiality of the Confidential Information of the Disclosing Party and agrees not to disclose or use (except as permitted or required for performance by the Receiving Party of its rights or duties hereunder) any Confidential Information of the Disclosing Party. The Receiving Party further agrees to cause its and its Affiliates’ present and future employees, officers, agents and consultants to comply with the foregoing. If the Receiving Party is requested or required to disclose any Confidential Information of the Disclosing Party pursuant to any order or decree of a court of competent jurisdiction or any applicable law, the Receiving Party shall endeavor to provide the Disclosing Party with advance written notice of any such request or requirement (to the extent practicable) and shall provide reasonable assistance to the Disclosing Party if the Disclosing Party desires to seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy, the Receiving Party is nonetheless legally compelled to disclose Confidential Information, the Receiving Party may, without liability hereunder, disclose that portion of the Disclosing Party’s Confidential Information that the Receiving Party’s legal counsel advises is legally required to be disclosed.

27

10.         Public Statements. The Parties acknowledge and agree that no Party or its Affiliate shall publicly disclose information regarding the terms of this Agreement or the transactions contemplated hereunder or thereunder. Notwithstanding the foregoing provision, the Parties and their respective Affiliates shall not be prohibited from making any disclosure or release that is required by law, court order, or applicable regulation or that is required to protect any intellectual property right in any territory; provided, however, that prior to any such disclosure or release, the Party proposing to so disclose or release information regarding the terms of this Agreement shall notify the other Party, and the Parties shall cooperate to seek applicable limitations on the public availability of any information that either PMI or LD considers sensitive or confidential; provided further that the Parties may disclose the terms of this Agreement to bona fide potential corporate partners, prospective investors, acquirers and merger partners, and other persons, who, in the reasonable opinion of the disclosing party, have a need to know such information.

11.         Survival. The terms of this Agreement and all provisions hereof, including all representations, warranties, promises, agreements and covenants, are contractual and shall survive the execution and delivery of this Agreement and the Closing for an indefinite period of time; provided, however, that the representations and warranties set forth in Sections 4.1.4; 4. l.6(b)(i); 4. l.6(b)(ii) except for the last clause which reads “and, to the knowledge of LD, no valid basis for any such claim exists”; 4. l.6(b)(iii); 4.1.6(c) except for the representation and warranty at the end thereof as to the lack of knowledge that the Technology infringes upon the intellectual property rights of any Third Party including without limitation Fluidnet Corporation, its predecessors and Affiliates; 4.1.7; 4.1.8; 4.1.10; 4.1.11; 4.1.12; 4.1.13; 4.1.14; and 4.2.4 (collectively the “Expiring Representations”) shall survive for a period of eighteen (18) months following the Closing. Claims for indemnification with respect to any of the Expiring Representations must be asserted pursuant to the provisions in Section 5.3 of this Agreement within eighteen months following the Closing.

12.         No Third Party Beneficiaries. Except as specifically provided in this Agreement, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

13.         Entire Agreement. Except as agreed to by the parties in writing, this Agreement, together with the Exhibits, attachments, appendices and schedules hereto, together with the Development Agreement and any exhibits, attachments, appendices and schedules thereto, constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, whether written or oral, with respect to the subject matter hereof including, without limitation, effective upon the Closing with respect to the matters contemplated by this Agreement, the Term Sheet.

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14.         Successors and Assigns. Neither this Agreement nor the rights or obligations of the Parties under this Agreement shall be assignable without the written consent of the non-assigning Party and any such purported assignment without the written consent of the non-assigning Party shall be void and without effect; provided, however that PMI may assign its rights hereunder at the closing of a sale of all or substantially all of the assets relating to the Technology or a change of control transaction in which the holders of the voting securities of PMI immediately before such transaction own less than 50% of the voting securities of the surviving entity immediately after giving effect to such transaction. Except as otherwise provided herein, this Agreement and all covenants and agreements contained herein shall be binding upon and inure to the benefit of the Parties hereto, their permitted successors, permitted representatives and permitted assigns.

15.         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any term or provision of this Agreement would, under applicable law, be invalid or unenforceable in any respect, each Party intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. For any such invalid or unenforceable provision, the Parties shall use commercially reasonable efforts to negotiate a substitute valid and enforceable provision while preserving to the fullest extent possible the intent and agreements of the Parties set forth herein.

16.         Counterparts. This Agreement, and the Closing, may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall or by any other electronic means shall be treated as original signatures. Notwithstanding the foregoing, and for the avoidance of doubt, LD shall deliver to PMI the original, executed Patent Assignment and Trademark Assignment for their safekeeping.

17.         Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

18.         Notices. All communications between LD and PMI relating to this Agreement and the subject matter hereof shall be directed to the persons designated to receive notices set forth in this Section 18 or such other individuals as they may designate. All notices, requests, demands, Claims and other communications under this Agreement shall be in writing. Any notice, request, demand, Claim or other communication under this Agreement shall be deemed duly given (i) when delivered personally to the recipient, (ii) upon confirmation of facsimile (with a confirmation copy to be sent by overnight delivery) or (iii) one business day following the date sent when sent by overnight delivery, at the following address:

29

If to LD:

Jeffrey Carlisle, Member

Leveraged Developments LLC

75 Congress St, LL05

Portsmouth, NH 03801

If to PMI:

Jerry Ruddle, President and COO

Point Medical, Inc.

665 Martinsville Rd, Ste 219

Basking Ridge, NJ 07920

Either Party may change the named party and address to which notices, requests, demands, Claims and other communications under this Agreement are to be delivered by giving the other Party notice in the manner herein set forth.

19.         Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The Parties hereto submit to the exclusive jurisdiction of the State and Federal courts in the State of Delaware and New Castle County with respect to any dispute.

20.         Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by PMI and LD. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant under this Agreement, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such wavier be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Any consent, waiver or amendment signed by LD shall be deemed the consent, waiver or amendment of LD and its Affiliates and any consent, waiver or amendment signed by PMI shall be deemed the consent, waiver or amendment of PMI’s and its Affiliates pursuant hereto.

21.         Expenses. Except as expressly stated otherwise, each of the Parties will bear his or its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and transactions contemplated hereby and thereby.

IN WITNESS WHEREOF, PMI and LD intending legally to be bound hereby have caused this Asset Purchase and Intellectual Property Assignment Agreement to be duly executed as of the date first above written.

[Signature Page Follows]

30

POINT MEDICAL., INC,

By:	/s/ Jerry C. Ruddle
Name:	Jerry C. Ruddle
Title:	President and COO
Date:	10/24/14

LEVERAGED  DEVELOPMENTS  LLC

By:	/s/ Jeffrey Carlisle
Name:	Jeffrey Carlisle
Title:	Member
Date:	10/24/14

SOLELY WITH RESPECT TO SECTION 5.1(a):
/s/ Jeffrey Carlisle

Jeffrey Carlisle individually

Date: 10/24/14

31

EXHIBIT A

LISTING OF ASSIGNED PATENT RIGHTS AND ASSIGNED TRADEMARK RIGHTS

Patents

1.	PNEUMATICALLY COUPLED DIRECT DRIVE FLUID CONTROL SYSTEM AND PROCESS

Country	Filing Date	Appl. Serial No.

United States	May 22, 2014	14/285,278

Patent Cooperation Treaty (PCT)	May 22, 2014	PCT/US2014/03 9207

2.	PNEUMATICALLY COUPLED FLUID CONTROL SYSTEM AND PROCESS WITH AIR DETECTION AND ELIMINATION

Country	Filing Date	Appl. Serial No.

United States	May 22, 2014	14/285,314

Patent Cooperation Treaty (PCT)	May 22, 2014	PCT/US2014/039211

Trademarks

1.	“BREEZE™”
2.	“BREEZETALK™”
3.	“MULTI SOURCE SELECTOR™”

Domain Name

1.	www.ivbreeze.com

EXHIBIT B

ASSIGNMENT OF PATENTS AND PATENT APPLICATIONS

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Leveraged Developments LLC, a New Hampshire limited liability company with an address of 75 Congress Street, Portsmouth NH 03801 (“Assignor”), for itself and its successors and assigns, hereby assigns to Point Medical Inc., a Delaware corporation having an office at 665 Martinsville Road, Basking Ridge, NJ 07920, its successors and assigns (“Assignee”), all right, title and interest in and to the patents and patent applications set forth on Schedule A attached hereto and made a part hereof, together with all rights to any inventions and discoveries disclosed therein, any divisional, renewal, substitute, continuation or convention applications based in whole or in part upon any of such inventions or discoveries or upon such patents and/or patent applications, and any letters patent and extension or reissue patents hereafter granted in respect of such inventions and/or discoveries or any such patents and/or patent applications (collectively, the “Patents”).

This Assignment is being executed in connection with that certain Asset Purchase and Intellectual Property Assignment Agreement dated October 29, 2014.

This Assignment of Patents and Patent Applications includes the right to file patent applications in any countries with respect to any of the Patents in Assignee’s own name or such other name(s) as Assignee may choose, the right to claim for any and all damages by reason of past infringement of the rights so sold, transferred and assigned, and the right to sue for and collect the same for Assignee’s own use and enjoyment and for the use and enjoyment of its successors and assigns, the same to be held and enjoyed by Assignee, its successors and assigns, to the full end of the term thereof. Assignor authorizes the Commissioner of Patents to issue or transfer to Assignee all letters patent issued with respect to any of such Patents.

IN WITNESS WHEREOF, Assignor has executed this Assignment of Patents and Patent Applications as of this           day of                 2014.

[ASSIGNOR]

LEVERAGED DEVELOPMENTS LLC

By:

Name:

Title

SCHEDULE A

U.S. PATENTS

Patent No.	Date Filed	Date Issued

None

U.S. PATENT APPLICATIONS

Application
Serial No.	Title	Date Filed

14/285,324	PNEUMATICALLY COUPLED FLUID CONTROL SYSTEM AND PROCESS WITH AIR DETECTION AND ELIMINATION	05/22/2014

14/285,278	PNEUMATICALLY COUPLED DIRECT DRIVE FLUID CONTROL SYSTEM AND PROCESS	05/22/2014

INTERNATIONAL PATENT APPLICATIONS

PCT/US2014/039211	PNEUMATICALLY COUPLED FLUID CONTROL SYSTEM AND	05/22/2014
PROCESS WITH AIR DETECTION AND ELIMINATION

PCT/US2014/039207	PNEUMATICALLY COUPLED DIRECT DRIVE FLUID CONTROL	05/22/2014
SYSTEM AND PROCESS

STATE OF ______
ss.
COUNTY OF ____________

Before me, a notary public, in and for the state and county aforesaid, on this ___ day of            , 20          personally appeared who, having been by me duly sworn and having executed the foregoing instrument in my presence, did depose and say that she/he intends to be legally bound thereby and intends that said instrument be properly recorded.

NOTARY PUBLIC

My Commission Expires:

STATE OF ______
ss.
COUNTY OF ____________

Before me, a notary public, in and for the state and county aforesaid, on this __ day of __________ 20___, personally appeared who, having been by me duly sworn and having executed the foregoing instrument in my presence, did depose and say that he is the _______ of ___________ the corporation that executed the foregoing instrument; that he executed said instrument on behalf of said corporation; and that he was duly authorized to do so, ________________, intending to be legally bound thereby and intending that said instrument be properly recorded.

NOTARY PUBLIC

My Commission Expires:

ASSIGNMENT OF TRADEMARKS AND SERVICE MARKS

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, LEVERAGED DEVELOPMENTS LLC, a New Hampshire limited liability company with an address of 75 Congress Street, Portsmouth, NH 03801 (“Assignor”), for itself and its successors and assigns, hereby transfers and assigns to Point Medical, Inc., a Delaware corporation with an address of 665 Martinsville Road, Basking Ridge, NJ 07920 (“Assignee”), its successors and assigns, all right, title and interest that Assignor may have in and to any and all trademarks and service marks set forth on Schedule A attached hereto and made a part hereof, together with all goodwill associated therewith (collectively, the “Marks”).

This Assignment is being executed in connection with a certain Asset Purchase and Intellectual Property Assignment Agreement dated October 29, 2014.

This Assignment of Trademarks and Service Marks includes the right to apply for registration of any and all of the Marks in any and all jurisdictions where such registration is desired by Assignee, the right to renew any existing registrations, and the right to claim for any and all damages by reason of past infringement of any of such Marks, with the right to sue for and collect the same for Assignee’s own use and enjoyment and for the use and enjoyment of its successors and assigns.

IN WITNESS WHEREOF, Assignor has caused this Assignment of Trademarks and Service Marks to be executed by its duly authorized officer and its corporate seal to be hereunto affixed on this_____ day of                     , 2014.

ASSIGNOR
LEVERAGED DEVELOPMENTS LLC

By:

Name:

Title:

SCHEDULE A

TRADEMARKS AND SERVICE MARKS

U.S. Trademark/Service Mark Registrations: None.

U.S. Trademark/Service Mark Applications: None.

Unregistered Marks:

BREEZE for pumping modules for IV infusion pumps and disposable IV infusion cassettes

BREEZETALK for a control language for IV infusion pumping modules

MULTI SOURCE SELECTOR for selector modules for IV infusion pumps that allow for automatic selection of multiple medications and fluids

Confusingly similar variations of any of the registered or unregistered trademarks and/or service marks listed on this Schedule A.

All other registered and unregistered trademarks and service marks used and owned by Assignor in connection with its IV fluid flow control systems business, together with the goodwill associated therewith.

Domain Names:

IVBreeze.com

STATE OF ______
ss.
COUNTY OF ____________

Before me, a notary public, in and for the state and county aforesaid, on this __ day of                 , 20__, personally appeared ____________, who, having been by me duly sworn and having executed the foregoing instrument in my presence, did depose and say that he is the President of ___________ [Assignor], the limited liability company that executed the foregoing instrument; that he executed said instrument on behalf of said limited liability company on; and that he was duly authorized to do so, _____________ [Assignor] intending to be legally bound thereby and intending that said instrument be properly recorded.

NOTARY PUBLIC

My Commission Expires:

EXHIBIT D

TANGIBLE ASSETS

1.	Labview, DELL based workstation with Labview RT and FPGA boards.
2.	Volumetric scale 0-200 g , 5 mg resolution, 2 HZ
3.	2 size weight appearance models of Breeze pump
4.	1 size weight/ power charger modules
5.	3 prototype modules for Multi Source Selector
6.	FileMaker licenses (3)
7.	Solidworks licenses (2)
8.	70+ pilot run cassettes
9.	2 life cycle pump fixtures
10.	Reatlime pump testing platforms (4)
11.	BTLE modules, TI (3)
12.	Cassette proto tooling and laser

EXHIBIT E

RELEASE OF INTELLECTUAL PROPERTY SECURITY INTEREST

This Release of Intellectual Property Security Interest, dated as of                   , 2014, by and between Mack Holding Company, a Vermont corporation with offices located at Warm Brook Road, Arlington, VT 05250 (“Mack”) and Leveraged Developments LLC, a New Hampshire limited liability company with offices located at 75 Congress Street, Portsmouth, NH 03801 (‘LD”). Mack and LD are individually a “Party”, and together are the “Parties,” to this Agreement.

WITNESSETH

WHEREAS, pursuant to the terms of the Loan and Security Agreement, dated December 1, 2012, between Mack and LD for the purpose Mack providing to LD a loan of up to Six Hundred Thousand Dollars ($600,000) and in securing said loan LD granted to Mack a security interest in various LD Collateral (as defined within the Loan and Security Agreement) to Mack;

WHEREAS, a portion of this LD Collateral covers General Intangibles (as defined within the Loan and Security Agreement) which in part covers (i) Patents, Patent Applications, and Patent Licenses, and (ii) Trademarks, Trademark Applications and Trademark Licenses (both (i) and (ii) as defined in the Loan and Security Agreement and as applied identically herein);

WHEREAS, Mack has agreed to terminate and release its security interest and all of its right, title and interest in each of LD “Patents, Patent Applications, and Patent Licenses” and LD “Trademarks, Trademark Applications and Trademark Licenses” as herein provided;

NOW THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.          Recitals. The representations contained in the foregoing ‘WHEREAS clauses’ are incorporated into this Agreement as if fully set forth herein.

2.          Release and Assignment. Mack hereby terminates and releases its security interest in and lien on all of LD’s (i) Patents, Patent Applications, and Patent Licenses and (ii) Trademarks, Trademark Applications and Trademark Licenses, and Mack hereby assigns and transfers to LD, without recourse, all of the Mack’s right, title and interest in and to each of LD’ s (i) Patents, Patent Applications, and Patent Licenses, and (ii) Trademarks, Trademark Applications and Trademark Licenses, as of the date set forth above.

3.          Acknowledgment and Acceptance. LD hereby acknowledges and accepts the foregoing release and assignment by Mack of the Collateral pursuant to Section 2.

4.          Counterparts. This Release may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall or by any other electronic means shall be treated as original signatures.

5.          Entire Agreement. Except as agreed to by the parties in writing, this Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, whether written or oral, with respect to the subject matter hereof.

6.          Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New Hampshire without giving effect to any choice or conflict of law provision or rule (whether of the State of New Hampshire or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Hampshire. The Parties hereto submit to the exclusive jurisdiction of the State and Federal courts in the State of New Hampshire and Merrimack County with respect to any dispute.

IN WITNESS WHEREOF, MACK and LD intending legally to be bound hereby have caused this Release of Intellectual Property Security Interest to be duly executed as of the date first above written.

MACK HOLDING COMPANY

By:

Name:

Title:

LEVERAGED DEVELOPMENTS LLC

By:

Name:	Jeffrey Carlisle

Title:	Member

Date:

Exhibit 3.4.l(c)

Mack Loan Indemnification Letter

Point Medical, Inc.

665 Martinsville Road

Basking Ridge, NJ 07920

_____________ , 2014

Leveraged Developments, LLC

75 Congress Street

Portsmouth, NH 03801

Attn: Mr. Jeffrey Carlisle

Dear Mr. Carlisle:

Point Medical, Inc. (“PMI”) hereby agrees to defend, indemnify and hold Leverage Developments, LLC (“LD”) and LD’s Affiliates, managers, members, officers, agents, and employees (the “Indemnified Parties”) harmless to the fullest extent permitted by law, from and against any and all liabilities, demands, debts, losses, expenses (including reasonable attorneys’ fees), claims, damages, or obligations which the Indemnified Parties have, had, or may have under the “Mack Loan Agreements” (as defined in that certain Asset Purchase and Intellectual Property Assignment Agreement by and between PMI and LD dated October 24, 2014 (the “APA”), such agreements being (i) the Promissory Note in the amount of $600,000, (ii) the Loan and Security Agreement, and (iii) the Membership Agreement, each between LD and Mack Holding Company (“Mack”) dated December 1, 2012). Terms used but not defined herein shall have the meaning ascribed to them by the APA.

This agreement is made and entered into pursuant to Section 3.4.1(c) of the APA and is in consideration of the matters set forth in the APA including without limitation the delivery by LD to PMI of the LD Note to PMI.

LD shall give prompt written notice to PMI of receipt of any written notice or demand by any of the Indemnified Parties made by Mack under the Mack Loan Agreement in accordance with the terms of the notice provisions of Section 18 of the APA. Failure to give prompt notice shall not relieve PMI of its obligations hereunder, unless the failure to so notify actually results in damage or material prejudice to PMI.

LD shall reasonably cooperate with and assist PMI in respect of any demand or claim by Mack under the Mack Loan Agreements; provided, however, that such cooperation and assistance shall not be deemed to require any payment by LD on account of the Mack Loan Agreements or other payment by LD. Without limiting the foregoing, upon receipt of any such notice or demand from Mack, PMI in its sole discretion may determine to exclusively deal with Mack in respect thereto, and in such event, LD, following written notice as to same from PMI, shall not negotiate, confer or communicate with Mack in respect of same except as directed by PMI.

In the event of any breach of PMI’s agreements and obligations under this letter agreement as set forth above, PMI, following written notice thereof and a ten day opportunity to cure, shall be liable to the Indemnified Parties, in addition to any other remedies, for any Indemnified Party’s reasonable attorney’s fees and costs incurred in enforcing its rights under this letter agreement; provided however that PMI shall not be liable for such fees and costs in the event that LD shall be in breach of its obligations provided for in this letter agreement or in the event that LD shall be in default of its obligations under the LD Note to PMI.

Very truly yours,

POINT MEDICAL, INC.

BY:

Jerry Ruddle, President and COO

Disclosure Schedule to

Point Medical, Inc/Leveraged Developments LLC

Asset Purchase and Intellectual Property Assignment Agreement

Section 4.1.2

Mack Loan Agreement

Section 4.1.3

Mack Loan Agreement

Section 4.1.5

Mack Loan Agreement

Mack Manufacturing Agreement

Exhibit B - DEVELOPMENT AGREEMENT

This Development Agreement (this “Agreement”) executed this 29111 day of October, 2014, effective as of March 28, 2014 (the “Effective Date”), is by and between Point Medical, Inc., a Delaware corporation (“PMI”), and Leveraged Developments LLC, a New Hampshire limited liability company (“LD”). PMI and LD are individually a “Party”, and together are the “Parties,” to this Agreement.

WITNESSETH

WHEREAS, LD and PMI are parties to the Point Medical, Inc. Leveraged Developments LLC License/Development/Intellectual Property and Collaboration Agreement Terms dated 28 March 2014 (the “Term Sheet”), which contemplates this Agreement as well as the Asset Purchase and Intellectual Property Assignment Agreement (as hereafter defined), and the Parties have been performing pursuant to terms thereof, it being understood that this Agreement and the Asset Purchase and Intellectual Property Assignment Agreement will supersede and terminate the Term Sheet effective as the date hereof to the extent of the matters contemplated by this Agreement and effective as of the Closing to the extent of the matters contemplated by the Asset Purchase and Intellectual Property Agreement;

WHEREAS, PMI and LD are simultaneously entering into an Asset Purchase and Intellectual Property Assignment Agreement (the “Asset Purchase and Intellectual Property Assignment Agreement”) pertaining to the transfer by LD to PMI of tangible and intangible assets pertaining to the Product;

WHEREAS, certain personnel of LD have expertise in the engineering and development of the Product, PMI desires for such personnel to continue to carry out the engineering, development and Regulatory Approval of the Product pursuant to the Development Program, on behalf of and for the benefit of PMI;

WHEREAS, in entering into this Agreement, it is in the best interest of both PMI and LD to support the market entry, validation, market approval and market acceptance of the Product as the best-in-class technology that enables a new clinical standard of care, and for LD to collaborate with and assist PMI in negotiations with Third Parties to secure acceptable transfer costs, margins and other business objectives;

WHEREAS, it is the intent and expectation of the Parties to collaborate on marketing initiatives such as trade shows, expert panels/advisors, and trade organization involvement as appropriate in supporting the mutual interest of both Parties to the extent determined by PMI; and,

NOW THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Recitals.         The representations contained in the foregoing ‘WHEREAS clauses’ are incorporated into this Agreement as if fully set forth herein.

2.            Definitions.         For the purpose of this Agreement, the following definitions shall be applicable:

2.1           “Affiliates” shall have the meaning as set forth within the Asset Purchase and Intellectual Property Assignment Agreement.

2.2           “Assigned Intellectual Property Rights” shall have the meaning as set forth within the Asset Purchase and Intellectual Property Assignment Agreement.

2.3           “Assigned Patent Rights” shall have the meaning as set forth within the Asset Purchase and Intellectual Property Assignment Agreement.

2.4           “Assigned Trademark Rights” shall have the meaning as set forth within the Asset Purchase and Intellectual Property Assignment Agreement.

2.5           “Carlisle Intellectual Property Assignment Agreement” shall have the meaning set forth in the Asset Purchase and Intellectual Property Assignment Agreement.

2.6           “Closing” shall have the meaning as set forth within the Asset Purchase and Intellectual Property Assignment Agreement.

2.7           “Closing Date” shall mean that date on which the Closing occurs.

2.8           “Competing Product” means any product, item or Improvement which competes or potentially competes with the Product including any Product Accessory or any product or item conceived of in connection with the Research and Development Agreement or which constitutes an Improvement to the Product including any Product Accessory or other improvement to any product or item conceived of in connection with the Research and Development Agreement.

2.9           “Commercially Reasonable Efforts” shall mean, with respect to the development or commercialization of the Product, efforts and resources commonly used in the medical device industry for a product of similar commercial potential at a similar stage in its lifecycle, taking into consideration its safety and efficacy, its cost to develop, the competitiveness of alternative products, its proprietary position, the likelihood of regulatory approval, its profitability, and all other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by market basis without regard to the particular circumstances of a Party, including any other product opportunities of such Party.

2.10         “Confidential Information” shall have the meaning set forth in the Confidential Disclosure Agreement by and between the Parties dated February 28, 2014, except as modified by Section 8 of this Agreement.

2.11         “Control” or “Controlled” shall mean Information and Inventions, Patent Rights or other intellectual property right, possession of the ability, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under, as provided for herein without violating the tenns of any agreement or other arrangement with any Third Party.

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2.12         “Development” shall have the meaning ascribed to it in the Carlisle Intellectual Property Assignment Agreement.

2.13         “Development Plan” means the plan for the development of the Product, including requirements, features, specifications, priorities, milestones, constraints and time schedule and other information delivered and agreed to by the parties from time to time. The Development Plan as of the date of the execution of this Agreement is attached as Exhibit A. Beginning not later than thirty (30) days after the date of the signing of this Agreement and thereafter on a monthly basis or more frequently as shall be mutually agreed, LD and PMI will, in good faith, meet, discuss and update the Development Plan. The Development Plan shall be based upon the application by LD of Commercially Reasonable Efforts to the Development Program in order to apply for Regulatory Approval for the optimized Product at the earliest possible date.

2.14         “Development Program” shall mean the program for designing, engineering, developing, optimizing, testing, initiating manufacturing and obtaining Regulatory Approval for commercial marketing of the Product pursuant to the Development Plan and Product Accessories checklist.

2.15         “Field” shall mean any and all commercial use, commercial markets and any research applications related to the field of medicine, including but not limited to (i) any and all hospital-based applications for the Product, (ii) any and all clinic or clinical-based applications for the Product, and (iii) any and all non-hospital sites or non-hospital markets, nursing facilities, veterinary facilities, including but in no way limited to alternate site, alternate care, emergency care, and home care markets.

2.16         “First Commercial Sale” shall mean the date on which PMI or its designated agent, in a commercial transaction, first sells the Product to a Third Party following Regulatory Approval, including but limited to FDA approval.

2.17         “FDA” shall mean The Food and Drug Administration of the United States Department of Health and Human Services, or any successor agency(ies) thereof performing similar functions.

2.18         “Gross Margin” shall mean Net Sales minus cost of goods sold (“COGS”).

2.19         “Improvement” shall mean any modification, variation or revision to an apparatus, method, product or technology, or any discovery, technology, device, process or formulation related to an apparatus, method, product or technology, whether or not patented or patentable, including any enhancement in the manufacture or steps or processes thereof, ingredients, preparation, presentation, formulation, method, product or technology, any discovery or development of any new or expanded indications for an apparatus, method, product or technology, or any discovery or development that improves the stability, safety or efficacy of an apparatus, method, product or technology), in each case, to the extent related to the Technology or the Product including without limitation the Product Accessories and/or Assigned Intellectual Property Rights.

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2.20         “Information and Inventions” shall mean all technical, scientific and other know how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including pre-clinical and clinical trial results, manufacturing procedures and test procedures and techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all Improvements, whether to the foregoing or otherwise, and other discoveries, developments, inventions, and other intellectual property (whether or not confidential, proprietary, patented or patentable), in each case, to the extent related to the Technology or the Product including without limitation the Product Accessories and/or Assigned Intellectual Property Rights.

2.21         “Intellectual Property Rights” shall have the meaning set forth in the Carlisle Intellectual Property Assignment Agreement.

2.22         “LD Note to PMI” shall have the meaning set forth within the Asset Purchase and Intellectual Property Assignment Agreement.

2.23         “LD Post-Effective Date Know-How” shall mean all proprietary knowledge, information and expertise obtained, developed or created by LD after the Effective Date or as to which LD has rights relating to the Technology, whether or not covered by any patent, patent application or future patent application, software, derivative works, and other works, whether copyrightable or not, copyright design, trademark, trade secret or other industrial or intellectual property rights, including without limitation the Technology Intellectual Property, Improvements, Information and Inventions.

2.24         “Multi-Source Selector” shall mean the planned device referenced in Exhibit B for selecting and directing different fluid sources to the Pump for administering infusion therapy.

2.25         “Net Sales” shall mean the gross amounts invoiced for sales of the Product in the Territory by PMI, its Affiliates and/or its sublicensees to Third Parties, less deductions for the following costs actually allowed or incurred:

(i)          freight, postage and transportation charges on shipment of such Product to the customer, including handling and insurance on such shipment;

(ii)         sales (such as VAT or its equivalent) and excise taxes, other consumption taxes, customs duties and other governmental charges imposed upon the sale of the Product to the customer;

(iii)        charge-back payments, rebates, and similar product- specific payments paid to a governmental entity specifically with respect to sales of the Product under a governmental rebate program;

(iv)        trade, quantity and cash discounts actually granted to the customer with respect to the Product;

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(v)         credits, rebates and charge-backs, and allowances or credits to the customer on account of damaged products, rejection or returns of the Product or on account of retroactive price reductions affecting the Product;

(vi)        actual bad debt expense not to exceed 3% of gross amounts invoiced; and

(vii)       any item similar in character or substance to any of the foregoing prevailing at the time and customary in the medical device industry at the time as determined by PMI.

Notwithstanding the foregoing, sales among a Party and its Affiliates or permitted sublicensees for resale shall be excluded from the computation of Net Sales; provided, however, that the subsequent resale shall be included in Net Sales hereunder. If a Product is sold for consideration other than cash, the Net Sales from such sale or transfer shall be deemed the then fair market value of such Product. The supply of the Product without charge (i) as commercial samples, (ii) as charitable donations or (iii) for use in development and post-marketing studies shall be excluded from the computation of Net Sales.

In the event that a Product is sold as part of a Combination Product (as defined in Section 5.7), Net Sales from sales of such Combination Product shall be determined pursuant to this same Section 5.7.

2.26         “Patent” shall mean a patent or a patent application, including any divisions, continuations, continuations-in-part, invention certificates, substitutions, reissues, reexaminations, extensions, registrations, patent term extensions, supplementary protection certificates and renewals of any of the above, and any foreign equivalents of any of the foregoing.

2.27         “Patent Rights” shall mean any of the following: (a) United States patents; (b) United States patent applications (both provisional and non-provisional), PCT patent applications, and divisionals, continuations and claims of continuation-in-part applications which shall be directed to subject matter specifically described in such United States and/or PCT patent applications, and the resulting patents (whether such divisionals, continuations or continuation in-part applications are based upon a United States patent, United States patent application or PCT application); (c) any patents resulting from reissues or reexaminations of the United States patents described in (a) and (b) above; (d) foreign patents; (e) foreign patent applications and, to the extent applicable, divisionals, continuations and claims of continuation-in-part applications which shall be directed to subject matter specifically described in such foreign patent applications, and the resulting patents (whether such divisionals, continuations or continuation in-part applications are based upon a foreign patent application or a foreign patent); (f) any foreign patents, resulting from foreign procedures similar to United States reissues and reexaminations, of the foreign patents and applications described in (d) and (e) above as disclosed within Assigned Patent Rights, Improvements, and Information and Inventions; and, (g) any additional inventions conceived after the Effective Date and during the Term of this Agreement ) which relate to the Technology which are not covered under subparts (a) -(g).

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2.28         “Product” shall have the meaning as set forth within the Asset Purchase and Intellectual Property Assignment Agreement.

2.29         “Product Accessories” shall have the meaning as set forth within the Asset Purchase and Intellectual Property Assignment Agreement.

2.30         “Pump” shall mean the infusion pump Product based on the IP conveyed in the Asset Purchase and Intellectual Property Assignment Agreement.

2.31         “Regulatory Approval” shall mean any approval, licenses, registrations, or authorizations of any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government Regulatory Authority regulating or otherwise exercising authority with respect to the Product in the Territory and required for the manufacture, use, storage, import, transport or sale of any such Product in any country of the Territory, including but not limited Pre-Market Notifications (“51O(k)”) European Commission (“EC”) Annex II CE Mark certifications, Doctor and Dentist Exemption Certificates (“DDX”), Clinical Trials in Marketed Products (“CTMP”), Drug Master Files (“DMF”), national filings, Manufacturing Authorization Applications (“MAA”), MAA dossiers, MAA renewals, MAA variations and Clinical Trials Exemptions (“CTX”).

2.32         "Regulatory Authority" shall mean any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Technology or the Product in the Territory.

2.33         "Regulatory Changes" shall mean any changes in or to a Product, its components or its Regulatory Approval imposed by the applicable Regulatory Authority subsequent to Regulatory Approval. For the avoidance of doubt, changes which LD makes for product quality, compliance requirements, and productivity improvements not imposed by the applicable Regulatory Agency shall not be considered Regulatory Changes.

2.34         "Research and Development Agreement" shall mean the Research and Development Agreement of even date herewith.

2.35         "Specifications" shall mean the minimum specification for the manufacture and performance of the Product, which shall be established by LD and agreed upon by the Parties and documented in the Development Plan and additionally through Product Accessories.

2.36         "Technology" shall have the meaning as set forth within the Asset Purchase and Intellectual Property Assignment Agreement.

2.37         "Technology Intellectual Property" shall mean any Patent, Patent Rights or Trademark that at any applicable time after the Effective Date during the Term is Controlled by LD that is necessary or useful to make, use, sell, offer for sale, import or export the Product including without limitation Product Accessories for use in the Field within the Territory.

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2.38         "Term" shall have the meaning set forth in Section 6.

2.39         "Territory" shall mean worldwide.

2.40         "Third Party" shall mean any entity other than PMI or LO and their respective Affiliates.

2.41         "Trademark" shall mean any word, name, symbol, device, or any combination thereof used by a person or any other entity or which a person or any other entity has a bona fide intention to use in commerce to identify and distinguish the goods produced or distributed, including a unique product, from those manufactured or sold by others to indicate the source of those goods.

2.42         "Transferred Assets" shall have the meaning ascribed to it by the Asset Purchase and Intellectual Property Assignment Agreement.

2.43         "Valid Claim" shall mean, with respect to a particular country, either: (i) a claim of an issued and unexpired patent included within the Patent Rights that has not been held permanently revoked, unenforceable ·or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (ii) a claim of a pending patent application included within the Patent Rights that claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of said application. In the event that a claim of an issued and unexpired patent within the Patent Rights is held by a court or other governmental agency of competent jurisdiction to be unenforceable, unpatentable or invalid, and such holding is reversed on appeal by a higher court or agency of competent jurisdiction, such claim shall be reinstated thereafter as a Valid Claim hereunder.

3.          Development Program.

3.1           Purpose and Scope. The Parties wish to and hereby agree pursuant to the terms hereof to collaborate in the development and commercialization of the Product within the Field. LD under this Agreement will have responsibility for engineering and developing the initial Product and Product Accessories, subject to the terms hereof. PMI under this Agreement will provide consideration to LD for specific deliverables, including all technical development activities, pre-production activities, regulatory filings and completed product readiness for product launch and shipments. LD will be the development party in this Agreement and PMI will be the commercial party with all title and rights to the assigned technology and Product as defined in the Asset Purchase and Intellectual Property Assignment Agreement. To that end, the Parties will embark on a Development Program with each party bearing specified responsibilities, all as further described herein. This Agreement contemplates the development, support of PMI's filing and otherwise for obtaining Regulatory Approval, and manufacturing preparations completed by LD and the marketing and commercial sale of the Product by PMI. PMI, at its sole discretion, may fund additional product development programs with LD beyond the Product and/or within the time frame and payment schedule currently set forth in Section 3.6, and nothing in this Agreement shall be deemed to extend beyond or to apply to anything other than the Product, or to limit or obligate PMI in any way with respect to products other than the Product. Notwithstanding the foregoing, PMI agrees to reasonably consult with LO as to its interest in and capabilities with respect to the development of products in addition to the Product.

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3.2           Development of the Product. The Parties each agree that they will use Commercially Reasonable Efforts to develop the Product as set forth by the Development Program in view of the specified responsibilities of each Party. To this end, the Parties shall develop mutually agreeable Specifications for the Product based on the parameters as set forth in the Development Plan (attached to this Agreement and included herein as Exhibit A) and Product Accessories checklist (attached to this Agreement as Exhibit B) and pursuant to the results of activities undertaken during the course of the Development Program. The Parties will work constructively together to insure all options necessary for a minimally marketable Product having gained Regulatory Approval are planned for and completed under the Development Program.

3.3           Conduct of Development Program.

3.3.1           LD's Obligations. LO shall use its good faith business and scientific judgment as applied to commercial development projects, to allocate sufficient time, effort, equipment and facilities to carry out the Development Program in accordance with the timelines set forth therein, including but not necessarily limited to the timeline pursuant to the Development Plan. LD shall work diligently, consistent with accepted business practices and legal requirements, to develop the Product. Such LD obligations shall at least include (i) use Commercially Reasonable Efforts to diligently complete development of the Product as indicated through the Development Program, (ii) prepare for and initiate manufacturing of the Product in conjunction with a selected Third Party manufacturer (including with Mack Holding Company), (iii) support of PMI's efforts to obtain Regulatory Approval for the Product, including without limitation by way of creating and preparing all Product related material needed in conjunction with the filing for Regulatory Approval, (iv) advise and assist PMI on negotiations with MACK Group Corporation (MACK) or any other proposed Third Party manufacturer of the Product or any Product Accessory, to the extent requested by PMI, and (v) advise PMI on PMI's plans for successful commercial Product launch and execution, to the extent requested by PMI. LD shall conduct its efforts hereunder in strict accordance with all applicable laws, regulations and guidelines, including without limitation, the requirements for Regulatory Approval. For the avoidance of doubt, LD shall not, in any capacity, directly or indirectly engage in the marketing or commercial sale of the Product or any Product Accessory or any other product pertaining to the Transferred Assets or any LD Post-Closing Know-How, other than providing assistance to PMI or an authorized PMI licensee as indicated in this subsection.

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3.3.2           PMI's Obligations. PMI shall use its good faith business and scientific judgment as applied to commercial development projects, to allocate sufficient time and effort to carry out its obligations under the Development Program, including but not necessarily limited to the timeline pursuant to the Development Plan. Such PMI obligations shall at least include (i) securing the capital reasonably needed to support the Development Program, (ii) develop and prepare critical go-to-market elements for successful Product commercial release, (iii) file for Regulatory Approval for the Product; (iv) develop and implement a product support/tracking and customer clinical support plan, (v) work with LO as required in collaboration on final design and market readiness for the first Product given Regulatory Approval, (vi) engage new customers and partners as appropriate in preparation for the launch of the Product upon Regulatory Approval, and (vii) engage in the offer for sale, sale, export or import of the Product either directly or through an authorized PMI licensee or other distribution channel, and manage the process and be solely responsible for the cost of any recall or field remediation action for any Product which is sold. PMI shall also promptly evaluate each iteration of the Product prototype to enable LO to meet its performance deadlines pursuant to the Development Plan and obligations pursuant to Section 3.3.1. PMI shall conduct its efforts hereunder in strict accordance with all applicable laws, regulations and guidelines, including without limitation, the requirements for Regulatory Approval.

3.3.3           Expenses. In any collaborative activity pursuant to development of a Product, reasonable travel expenses may be reimbursed from one Party to the other Party as appropriate and standard in the industry. As a default understanding, each Party will be responsible for its own expenses, unless mutually agreed otherwise on a case by case basis.

3.4           Clinical Trials and Regulatory Approval.

3.4.1           Clinical Trials. Subject to the terms of the Development Plan and further pursuant to Section 3.3.1, in the Territory, LD shall (i) use its Commercially Reasonable Efforts to conduct required clinical trials of the Product and support PMI's efforts to obtain Regulatory Approval for the Product and for applicable regulatory compliance, and (ii) be responsible for all activities related to the development and quality assurance/quality control relating to the Product and (iii) include PMI in such efforts in a consultative capacity at PMI's sole discretion.

3.4.2           Regulatory Approval. Subject to the terms of the Development Plan and further pursuant to Section 3.3.1, LD shall use its Commercially Reasonable Efforts to prepare all Product related materials needed for Regulatory Approval, including supporting any Pre Market Notifications ("51O(k)") submitted by PMI to the FDA, and shall have primary responsibility for: (i) all clinical data and reports related to Product studies, and (ii) data support for all Regulatory Approvals covering the Product in the Territory. LD and PMI shall consult with each other, to the extent determined by PMI, with respect to communications with the FDA, and LD shall provide copies to PMI of all proposed FDA data and other material for submission to FDA, as much as in advance of the proposed submission or delivery as reasonably practicable. The Parties shall cooperate in good faith with respect to all such submissions and meetings with the FDA relating to regulatory approval of the Product. All regulatory dossiers or other regulatory filings pursuant to this Section 3.4.2 for the Product shall be the sole and exclusive property of PMI.

3.5           PMI Site Visits to LD. Upon the delivery of five (5) days prior written notice, PMI shall have the right to visit the facilities of LD to meet with LD representatives for any purpose whatsoever relating to this Agreement and/or the Development Program, including without limitation status conferences, development updates and oversight of the Development Program.

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3.6           Development Costs. PMI shall fund the development of the Product through the Regulatory Approval process and Product release according to the following payment schedule, with the first payment due to LD on the lst day of the month following the Effective Date, with subsequent monthly payments due to LD on the 1st day of each succeeding month until the cumulative payment total equals One Million Dollars ($1,000,000), with a sliding monthly payment scale as indicated in this Section 3.6; provided, however, that such payment obligations shall cease in the event that the Closing under the Asset Purchase and Intellectual Property Assignment Agreement shall not occur as provided for therein. Provided that such Closing shall occur, an additional payment of $200,000 from PMI to LO shall occur upon the latter of (i) the 1st day of month twelve (12) following the Effective Date or (ii) obtaining Regulatory Approval of a Product. PMI may, at its sole discretion, accelerate payment of development costs pursuant to this Section 3.6 to coincide with an accelerated completion of a first Product under the Development Program. Any such accelerated payment schedule shall be memorialized as an amendment to this Agreement.

Month	Monthly Payment Due (US$, in OOO's)	Cumulative Amount (US$, in OOO's)
1	40	40
2	30	70
3	50	120
4	120	240
5	120	360
6	120	480
7	120	600
8	120	720
9	120	840
10	120	960
11	40	1000
Latter of Month 12 or Regulatory Approval	200	1200

3.7           Regulatory Inspections. LD, or any entity contracted by LD to manufacture the Product, shall cooperate with any inspection of its facilities by a Regulatory Authority in the Territory, including but not limited to any inspection by such Regulatory Authority prior to the granting of Regulatory Approval to market the Products in the Territory. LD shall notify PMI as soon as possible of any notification received by LD from any Regulatory Authority in the Territory to conduct an inspection of its manufacturing or other facilities used in the manufacturing, packaging, storage or handling of the Product, or relating to any claim of non compliance with regulatory requirements. Copies of all correspondence and notices relevant to the Product to and from the Regulatory Authority in the Territory will be provided by LD to PMI.

3.8           Regulatory Changes. The Parties each agree that any Regulatory Changes shall automatically become part of the Project including the Development Plan.

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3.9           Records. LD will maintain for the longer of a period of ten (10) years or per regulatory requirements all records generated in the course of its performance under this Agreement and necessary to evidence compliance with such laws and regulations as are applicable to the design and manufacture of the Product. All such records shall be deemed the property of PMI, and a true and correct copy of any such records shall promptly made available to PMI whenever requested by PMI.

3.10         Consultants and Subcontractor§.. LD shall, as part of its regular project management communication to PMI, identify any consultant or subcontractor who is to provide services under this Agreement prior to the retention of same. Except as may be otherwise approved by PMI, such consultant or subcontractor shall not be retained unless they have entered into a written agreement with the Parties whereby the consultant or subcontractor agrees to (i) hereby assign to PMI all rights, title and interest in any intellectual property, know-how and the like (which shall be deemed LD Post-Closing Know-How under this Agreement) developed as a result of their providing such services, (ii) agree to execute any documents and take all actions that are reasonably necessary to perfect such assignment in the future; and (iii) provide to PMI any licenses in any intellectual property owned, controlled or utilized by such consultant or subcontractor that may be required in order for PMI to utilize LD Post-Closing Know-How developed by the consultants or subcontractors as a result of their providing such services.

4.          Intellectual Property and License Grants.

4.1           Ownership of Intellectual Property Rights. LD hereby assigns and agrees to assign to PMI all Intellectual Property Rights created or arising after the Effective Date in the Development including without limitation all Improvements to the Technology and/or Technology Intellectual Property and Assigned Intellectual Property Rights including LO Post Effective Date Know-How and other Information and Inventions that are conceived, discovered, developed or otherwise made by or on behalf of LD during the Term of this Agreement (or its Affiliates or its licensors or sublicensees), whether or not patented or patentable.

4.2           Disclosure and Assignment. LD shall promptly disclose to PMI in writing, the conception or reduction to practice, or the discovery, development or making of all Intellectual Property Rights created or arising after the Effective Date in the Development including without limitation all Improvements to the Technology and/or Technology Intellectual Property and Assigned Intellectual Property Rights including LO Post-Effective Date Know-How and other Information and Inventions that are conceived, discovered, developed or otherwise made by or on behalf of LD during the Term of this Agreement (or its Affiliates or its licensors or sublicensees), whether or not patented or patentable, and shall, and does hereby, assign, and shall cause its Affiliates or its sublicensees to so assign, to PMI, without additional compensation, all of their respective rights, titles and interests in and to any and all of the foregoing. To the extent necessary to assign any such intellectual property rights, LD shall enter into and execute all reasonable and appropriate assignments, transfers and other agreements, and enter into all agreements with its employees, contractors, and Affiliates or sublicensees, that are necessary or appropriate to ensure the assignment of such intellectual property and intellectual property rights to PMI.

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4.3           Inventorship. The determination of whether Improvement and/or Information and Inventions are conceived, discovered, developed or otherwise made by a Party for the purpose of identifying initial proprietary rights (including any patent, trademark, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with applicable United States law.

4.4           Grant of Licenses to LD.

4.4.1           License Grant to LD Within the Field. Pursuant to the transfer of all rights, title and interest in the Intellectual Property Rights from LD to PMI as described in Section 4.1 and, following the Closing, the Assigned Intellectual Property Rights, PMI hereby grants back to LD an exclusive right and license within the Field to use the foregoing to the extent necessary to conduct the Development Program and pursuant to the LD obligations as set forth in Section 3.3.1 during the Term of this Agreement. For the avoidance of doubt, this grant to LD within the Field during the Term of the Agreement shall not, in any capacity, extend to the commercial sale, offer for sale, import or export of the Product relating to any such sale, other than providing assistance to PMI or an authorized PMI sublicensee.

4.4.2           License Grant to LD Outside the Field. Pursuant to the transfer of all rights, title and interest in the Intellectual Property Rights from LD to PMI as described in Section 4.1 and following the Closing in the Assigned Intellectual Property Rights, PMI hereby grants back to LD a non-exclusive, royalty free, perpetual, fully paid-up right and license under the Intellectual Property Rights and after the Closing under the Assigned Intellectual Property Rights to make, have made, use, sell, offer for sale, import and export products solely outside the Field; provided, however, that PMI shall have a right of refusal to market, sell, commercialize and distribute any such product. Such right of first refusal shall be triggered by written notice by LD to PMI given in accordance with this Agreement detailing the nature, scope and other material information relating to the opportunity, whereupon PMI shall have a 90 day right to exclusively negotiate with LD pertaining thereto. In the event that LD and PMI shall fail to reach agreement prior to the expiration of such 90 day period, LD shall not enter into any agreement with any third party that is materially more favorable to such third party than the last written offer made by PMI without first offering PMI such terms and PMI not having accepted same within 90 days of being so offered by LD in writing, following which the foregoing provisions of this sentence shall continue to apply.

4.4.3           Sublicenses by LD. LD shall have the right to grant sublicenses under the rights and licenses granted pursuant to Section 4.4.1 and Section 4.4.2, including express restrictions thereof, with the prior written consent of PMI, which shall not be unreasonably withheld, conditioned or delayed, to Third Parties.

4.4.4           No Implied License to LD. LD acknowledges that the rights and licenses granted to LD under Section 4.4.1 and Section 4.4.2 is limited to the scope expressly granted, and all other rights under the Assigned Intellectual Property Rights are expressly reserved by PMI.

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4.5           Patent Prosecution and Maintenance.

4.5.1           Patent Prosecution. The prosecution, filing and maintenance of all Patent Rights and applications shall be the responsibility of PM I. All decisions with respect to prosecution of the Patent Rights are reserved to PMI.

4.5.2           Patent Counsel and Expenses of Patent Right Prosecution. If requested by PMI, LD shall transfer responsibility of prosecution and maintenance of Assigned Patent Rights to an outside law firm agreeable to PMI, which shall also be designated to prosecute any patent applications relating to prosecution of Improvements or Information and Inventions. Payment of all fees and costs, including without limitation attorneys' fees, relating to the filing, prosecution, and maintenance of the Patent Rights shall be the responsibility of LD prior to the date of execution of this Agreement, and after the date of the execution of this Agreement, shall be the responsibility of PMI.

4.6           Infringement.

4.6.1           Infringement by a Product. In the event of the institution of any suit in the Territory by a Third Party against PMI or LD or its sublicensees for patent infringement involving the manufacture, use, sale, distribution or marketing of the Product, the party sued shall promptly notify the other party in writing. PMI shall have the right to defend such suit at its expense. Each party shall assist and cooperate in any such litigation without expense to the other party.

4.6.2           Infringement by a Third Party. In the event that PMI or LD become aware of actual or threatened infringement of a Patent, that party shall promptly notify the other party and confirm it in writing. PMI shall have the sole right to bring, at its own expense, an infringement action against any Third Party and to use LD's name in connection therewith, holding LD harmless in such event. If PMI does not commence a particular infringement action within six (6) months, LD, after notifying PMI in writing, shall be entitled to bring such infringement action at its own expense. The Party conducting such action shall have full control over its conduct. In any event, LD and PMI shall assist one another and cooperate in any such litigation at the other's request without expense to the requested party.

4.6.3           Recovery. PMI and LD shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by either Party ("Expenses"), with the Party conducting the action first being entitled to full recovery of their Expenses, followed by recovery of Expenses incurred by the non-conducting Party. Any excess amounts (after Expenses) shall be the sole and exclusive property of the party who brought and financed the infringement action.

4.6.4           Status. The Parties shall keep one another informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning the Product. LD may not settle any such infringement action if the settlement adversely impacts on the validity or scope of any Patent without the prior written consent of PMI.

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4.7           Trademark Registration, Maintenance and Enforcement.

4.7.1           Original Trademark. Upon the Closing under the Asset Purchase and Intellectual Property Assignment Agreement, PMI may use the "Breeze™" for commercialization of the Product in the Field within the Territory.

4.7.2           Additional Trademarks. In the event that applicable legal requirements should necessitate the use of a trademark other than the original trademark pursuant to Section 4.8.1 for the Product, the Parties shall cooperate in proposing and designating an additional suitable trademark or, in the alternative, select a suitable additional Trademark for use with the Product through utilization of an international branding institute, whereby PMI shall bear costs related to branding/rebranding of the Product. Each such additional Trademark shall be owned by PMI.

4.7.3           Registration and Maintenance of the Trademark(s). As soon as is practicable after the Closing, PMI shall use Commercially Reasonable Efforts to apply for, obtain, and maintain registration of the original trademark Breeze™ in its name with the United States Patent and Trademark Office using trademark counsel engaged by PMI.

4.7.4           Defense of Trademark Against Third Party Infringement. LO agrees to notify PMI in writing of any known or suspected conflicting use of any Trademark, and the application for registration or use of trademarks confusingly similar thereto, or of any known or suspected infringements or of unfair competition involving the Trademark in the Territory promptly after it acquires knowledge thereof. PMI shall be responsible for the defense of the Trademark and will use Commercially Reasonable Efforts to defend the Trademark. At the reasonable request of PMI, LD shall cooperate with PMI and render PMI its commercially reasonable assistance in the defense of the Trademark, subject to reimbursement of the related out of pocket expenses of LD. Any damages and costs recovered shall be for PMl's sole benefit. In case PMI decides not to defend the Trademark within thirty (30) days of LD's written request to do so, LD shall be entitled to do so at its own expense in cooperation and with the commercially reasonable assistance of PMI and, in such case, any damages and costs recovered shall be for LD's sole benefit, subject to reimbursement of the out of pocket expenses of PMI related to PMl's assistance.

4.7.5           Goodwill of Trademark(s). Each Party shall use its Commercially Reasonable Efforts to establish and maintain the goodwill in the Territory of the Trademarks in the course of performing its obligations under this Agreement. LD agrees that all use of original or additional trademarks will inure to the benefit of PMI. Without limitation, to the extent permitted by law, all goodwill deriving from the use of the either the original or additional trademark pursuant to the terms of this Agreement or otherwise arising out of this Agreement shall accrue solely and exclusively to PMI.

5.          Additional Payments. In addition to the development costs payable by PMI to LD pursuant to Section 3.8, PMI shall make the following additional payments to LD, under the terms hereof:

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5.1           Success Fees. PMI shall pay to LD a success fee in the amount of (i) $100 for each Pump and (ii) $120 for each Multi-Source Selector (the "Success Fee") beginning on the latter of (x) the date of the First Commercial Sale of a Product or (y) receipt by LO of the final payment of Two Hundred Thousand U.S. Dollars ($200,000) paid by PMI pursuant to Section 3.6, on a quarterly basis within 45 days of the quarter close. The Success Fee shall be payable for each Pump and Multi-Source Selector sold by PMI directly or indirectly through any licensee, distributor or OEM anywhere in the world; provided, however, that any particular Pump or Multi-Source Selector shall be subject to only one Success Fee payment obligation, nor shall used or reconditioned Pumps or Multi-Source Selectors be subject to a Success Fee.

5.2           Success Fee Shares. PMI shall issue 50,000 shares of PMI common stock to LO or its nominee to be held in escrow with PMI's attorneys which shall vest and be released from escrow to LD if Regulatory Approval for the Product shall be granted by FDA prior to July 1, 2015. In the event such Regulatory Approval shall not be granted prior to July 1, 2015, such shares shall not vest and shall be released from escrow back to PMI.

5.3           Offset Relating to the Mack Loan. PMI may withhold twenty five percent (25%) of amounts due to LD under Section 5.1 and apply such amount to the LD Note to PMI. Amounts withheld shall be applied first to interest due under the LO Note to PMI, and thereafter to principal.

5.4           Advance Payments. In order to promote acceleration of Product development, or for any other purpose to advance development, commercialization or marketing aspects under this Agreement, PMI, at its sole discretion, may provide additional cash payments beyond the amounts payable by PMI to LD pursuant to the timed development costs pursuant to Section 3.6. Any such advance payments shall be credited to PMI against any other payments due LD pursuant to Sections 3.6, 5.1, or pursuant to the Research and Development Agreement.

5.5           Transfer Payments. It is contemplated that MACK will serve as the original equipment manufacturer ("OEM") to supply the Product. LD agrees that PMI may negotiate the OEM transfer prices with MACK. PMI shall purchase Product directly from MACK at transfer prices specified in MACK agreements with LD, or as subsequently agreed to by PMI with Mack. LD and PMI will cooperate in any commercially reasonable strategy to lower manufacturing costs through constructive negotiations with MACK and continuous process improvements.

5.6           Success Fee Term. The obligation of PMI to pay the Success Fee pursuant to Section 5.1 shall continue for the Product and country-by-country basis, until the latest of:

(a)          Expiration of the last to expire Valid Claim covering the use, importation, or sale of the Product in the country of sale; or

(b)          Fifteen (15) years after the First Commercial Sale of the Product in such country.

Notwithstanding the foregoing terms of this Section 5.6, upon the closing of the sale of all or substantially all of the assets of PMI relating to the Product (the "PMI Product Assets"), the Success Fees provided for in Section 5.1 will terminate effective immediately on the effective date of such transaction. In consideration of such termination, PMI will pay LD the greater of (i) three percent (3.0%) of the "Net Proceeds" attributable to the PMI Product Assets, when and to the extent received, or (ii) ten million dollars ($10,000,000). "Net Proceeds" shall mean gross proceeds from such transaction less all debts, obligations (including without limitation indemnification obligations) and payables relating to such assets including the fees, costs expenses of such transaction. "Received" means not subject to escrow and when otherwise available without restriction.

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5.7           Taxes. PMI shall pay, without limitation any tax, levy, income fee withholding tax or charge required by any statute, law, rule or regulation now in effect or hereafter enacted including, without limitation, sales, use, value-added, property, fees and excise or other similar taxes, licenses, import permits, state, county, city or other taxes arising out of or relating to this Agreement. Notwithstanding the foregoing, if (a) the appropriate governmental entity imposes a withholding tax on any sums payable to LD by PMI in connection with this Agreement and (b) such tax is paid by PMI on LD's behalf, then PMI may deduct the amount of any such tax paid from the fees due to LD under this Section 5, provided that PMI provides LD with an accounting of any and all such payments prior to such deduction. Notwithstanding the foregoing, LD is responsible for the payment of all income and other taxes due upon receipt of any payments made to it pursuant to this Agreement.

5.8           Method of Payment. All payments required to be made by PMI hereunder shall be made by electronic transfer of immediately available funds in United States Dollars through a bank designated by LD. In determining the proper rate of exchange to be applied to the payments due hereunder, it is agreed that PMI shall calculate Success Fees on a quarterly basis in local currency (with each such month considered to be a separate accounting period for the purpose of computing the Success Fees) and that PMI shall compute a conversion of each such monthly total into United States currency utilizing the selling rate of exchange in effect on the last day of each relevant calendar quarter as listed in the Wall Street Journal.

5.9           Payment of Success Fees; Reports. Within forty five (45) days following each quarter after the Closing Date, PMI shall make an accounting of all units sold for which a Success Fee is payable under Section 5.1 accrued during each such quarter, together with payment for the Success Fee which is due for such quarter under the terms of this Agreement.

5.10         Audit. During the Term and for one (1) year thereafter PMI shall maintain complete and accurate books and records relating to this Agreement. LD shall, at its own expense upon no less than ten (10) days' notice to PMI, have the right to cause independent auditors, designated by LD, to audit the records of PMI for the purpose of verifying the accuracy of the amounts due to LD under this Agreement; provided that PMI shall be obligated to pay such expenses if the auditor determines that PMI prepared such reports incorrectly resulting in underpayment of the Success Fees by more than five percent (5%) for the period being audited. PMI shall immediately pay any such underpayments to LD.

6.          Term and Termination.

6.1           Term. Unless otherwise terminated pursuant to this Section 6, this Agreement shall remain in full force and effect on a country-by-country basis until the later of (a) expiration date of the last to expire of any issued Patent Right that includes at least one Valid Claim and (b) the twentieth (20th) anniversary of the Closing Date (the "Term"), at which time PMI will be entitled to exploit all Products and Technology without restriction or payment, unless this agreement is earlier terminated in accordance with the following provisions of this Section 6.

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6.2           Termination.

6.2.1           Termination for Material Breach. Each Party shall have the right to terminate this Agreement and its obligations hereunder in the event of a material breach by the other party, or materially fails to perform, its obligations under this A!:J, J'eement and fails to cure such breach or nonperformance within twenty (20) days after receiving from the non-breaching Party written notice thereof, the non-breaching Party in its sole discretion may terminate this Agreement upon prior notice to the defaulting Party.

6.2.2           Termination by Mutual Consent. This Agreement may be terminated by the mutual consent of PMI and LD.

6.2.3           Termination for Failure to Close. PMI in its sole discretion may terminate this Agreement in the event that the Closing under the Asset Purchase and Intellectual Property Transfer Agreement shall fail to occur through no default on the part of PMI.

6.2.4           Termination Upon Sale of PMI. This Agreement shall terminate upon the sale of all or substantially all of the assets of PMI, provided that PMI pays to LD the Success Fee in accordance with Section 5.6 of this Agreement.

6.2.5           Termination Upon Insolvency. Termination by the non insolvent or non breaching party in the event of the liquidation or dissolution of the other party, the filing by or against the other party of a petition in bankruptcy or insolvency, the assignment by the other party of its assets for the benefit of its creditors, the admission by the other party of its inability to pay its debts as they come due, the appointment of a receiver or trustee for the assets of the other, or the making of any voluntary arrangement by the other party with its creditors, which event is not discharged, waived or cured within sixty (60) days after the occurrence thereof. Without limiting any of any party's rights under any other provision of this Agreement, each party's rights under this Agreement will include those rights afforded by 11 U.S.C. 365(n) and any successor statute thereto (the "Code"). If the bankruptcy trustee of a party as a debtor or such party as a debtor-in-possession rejects this Agreement under 11 U.S.C. 365, either other party may elect to retain its rights hereunder for the duration of this Agreement and avail itself of all rights and remedies to the full extent contemplated by this Agreement, 11 U.S.C. 365(n), and any other relevant sections of the Code or other relevant non-bankruptcy law.

6.3           Accrued Obligations. Notwithstanding any termination under this Section 6, any obligation to pay payments which had accrued or become payable as of the date of termination shall survive termination of this Agreement.

6.4           Ownership of Intellectual Property. No termination of this Agreement shall modify, limit or affect PMI's ownership interest in the Intellectual Property Rights and other rights provided for by Article IV hereof nor limit or affect LD's obligations to PMI with respect thereto.

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6.5           Force Majeure Events. If either Party is prevented from performing any of its obligations hereunder (other than payment obligations) due to any cause which is beyond the non-performing Party's reasonable control, including, without limitation, fire, explosion, flood, or other acts of God; acts, regulations, or laws of any government; war, terrorist act or civil commotion; strike, lock-out or labor disturbances; or failure of public utilities or common carriers (a "Force Maieure Event"), such non-performing Party shall not be liable for breach of this Agreement with respect to such non-performance to the extent such non-performance is due to a Force Majeure Event. Such non-performance will be excused for as long as such event shall be continuing (whichever period is shorter), provided that the non-performing Party gives immediate written notice to the other Party of the Force Majeure Event. Such non-performing Party shall exercise all reasonable efforts to eliminate the Force Majeure Event and to resume performance of its affected obligations as soon as practicable. Should the event of Force Majeure continue unabated for a period of 60 days or more, the Parties shall enter into good faith discussions with a view to alleviating its affects or to agreeing upon such alternative arrangements as may be fair and reasonable having regard to the circumstances prevailing at that time.

6.6           Survival. All rights granted and obligations undertaken by the Parties hereunder shall terminate immediately upon the event of any termination or expiration of this Agreement, except for the following which shall survive according to their terms: Sections 3.9, 4.1, 4.2, 4.3, 6.3, 6.4, 6.6, 7, 8, 9, 10.1, 10.2, 10.3, 10.4, 10.5, 10.8, 10.9, 10.10 and 10.11. For the avoidance of doubt, LD shall not grant or sublicense to any Third Party any rights granted pursuant to Section 4.4.1 and Section 4.4.2 subsequent to termination or expiration of this Agreement.

7.          Indemnification.

7.1           Indemnification by PMI. PMI hereby agrees to indemnify, hold harmless and defend LD against any and all expenses, costs of defense (including without limitation attorneys' fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts LD becomes legally obligated to pay because of any Third Party claim or claims against it to the extent that such claim or claims (i) arise out of the breach or alleged breach of any representation or warranty by PMI hereunder, or (ii) arise from a Third Party claim of injury or death or damage to property resulting from such Third Party's use of the Product and not caused by LD's negligence or misconduct in the performance of its obligations under this Agreement, or (iii) are due to the negligence or misconduct of PMI; provided that such indemnification obligation shall not apply to the extent such claims are covered by LD's indemnity set forth in Section 7.2 below.

7.2           Indemnification by LD. LD hereby agrees to indemnify, hold harmless and defend PMI against any and all expenses, costs of defense (including without limitation attorneys' fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts PMI becomes legally obligated to pay because of any claim or claims against it to the extent that such claim or claims (i) arise out of the breach or alleged breach of any representation or warranty by LD hereunder, (ii) are due to the negligence or misconduct of LD, or (iii) arise from a Third Party claim of injury or death or damage to property resulting from such Third Party's use of the Product to the extent caused by LD's negligence or misconduct in the performance of its obligations under this Agreement; provided that, such indemnification shall not apply to the extent such claims are covered by PMI's indemnity set forth in Section 7.1 above.

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7.3           Procedure. Each Party's agreement to indemnify, defend and hold the other harmless under Sections 7.1 and 7.2 is conditioned on the indemnified party (a) providing written notice to the indemnifying party of any claim arising out of the indemnified activities within thirty (30) days after the indemnified party has knowledge of such claim; (b) permitting the indemnifying party to assume full responsibility to investigate, prepare for and defend against any such claim; (c) assisting the indemnifying party, at the indemnifying party's reasonable expense, in the investigation of, preparation for and defense of any claim; and (d) not compromising or settling such claim without the indemnified party's written consent. In the event that the parties cannot agree as to the application of Sections 7.1 and 7.2 above to any particular loss or claim, the parties may conduct separate defenses of such claim. Each Party further reserves the right to claim indemnity from the other in accordance with Sections 7.1 and 7.2 above upon resolution of the underlying claim, notwithstanding subsection (b) above.

7.4           Insurance Coverage. Each Party represents and warrants that it is covered and will continue to be covered by a comprehensive insurance program which covers all of each Party's activities and obligations hereunder. Each Party shall provide the other party with written notice at least fifteen (15) days prior to any cancellation or material change in such insurance program that reduces coverage thereunder. Each Party shall maintain such insurance program, or other program with comparable coverage, beyond the expiration or termination of this Agreement during (i) the period that any Product produced pursuant to this Agreement is intended to be used in a clinical trial and (ii) to be sold commercially following Regulatory Approval.

8.          Confidentiality; Restrictive Covenants.

8.1           Confidential Information. The Party's rights and obligations with respect to Confidential Information disclosed under this Agreement shall be governed by the Confidential Disclosure Agreement executed between the Parties dated as February 18, 2014, except as set forth below.

8.2           Authorized Disclosure. The Parties agree that the terms, but not the mere existence, of this Agreement and the Asset Purchase and Intellectual Property Assignment Agreement will be considered Confidential Information of both Parties. Notwithstanding the foregoing, either Party may make disclosures required by law or regulation, provided prior notice is given to the other Party whenever possible, and may disclose the general terms of this Agreement and the Asset Purchase and Intellectual Property Assignment Agreement to bona fide potential corporate partners, and to financial underwriters, prospective investors, acquirers and merger partners, and other Parties with a need to know such information. Any such disclosures, and any disclosure of the development of Products or other developments under this Agreement, including but not limited to press releases, will be reviewed and consented to by each party prior to such disclosure. Such consent shall not be untimely or unreasonably withheld by either party. All such disclosures shall be made only to Parties under an obligation of confidentiality.

Notwithstanding any other provision of this Agreement, each party may disclose Confidential Information if such disclosure:

(a)          is in response to a valid order of a court or other governmental body of the United States or a foreign country, or any political subdivision thereof; provided, however, that the responding party shall first have given notice to the other party hereto and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued;

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(b)          is otherwise required by law or regulation, including SEC related documents; or ·

(c)          is otherwise necessary to file or prosecute patent applications, prosecute or defend litigation or comply with applicable governmental regulations or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary.

8.3           Return of Confidential Information. Upon termination of this Agreement, each Party shall use diligent efforts (including without limitation a diligent search of files and computer storage devices) to return all Confidential Information received by it from the other party, provided, however, that the receiving party may keep one copy of such Confidential Information for legal archival purposes. Access to the copy so retained by the receiving party's legal department shall be restricted to counsel and such Confidential Information shall not be used except in the resolution of any claims or disputes arising out of this Agreement.

8.4           Publications. Except as required by law, neither party shall publish or present the results of studies carried out with respect to Products without the opportunity for prior review by the other party. Each party shall provide to the other the opportunity to review any proposed abstracts, manuscripts or presentations which relate to Products at least thirty (30) days prior to their intended submission for publication and such submitting party agrees, upon written request from the other party, not to submit such abstract or manuscript for publication or to make such presentation until the other party is given a reasonable period of time to seek patent protection for any material in such publication or presentation that it believes is patentable.

8.5           Restrictive Covenants. LD and Jeffrey Carlisle (the "Executive") each agree beginning with Effective Date until the later of (i) the one year anniversary of the Effective Date, (ii) Regulatory Approval for the Product, or (iii) May 30, 2017 (such date being 30 days after the date of the last payment which will be due under the Research and Development Agreement) (such time period, the "Restrictive Covenant Period") that:

(a)          Neither LD nor the Executive will, directly or indirectly, individually or as a consultant to, or an employee, officer, director, manager, member, stockholder, partner, member, investor, lender or other owner or participant in any business entity (other than through PMI as provided for herein), engage in or assist any other person or entity to engage in any business which competes with any business in which PMI is engaging or in which PMI actively plans to engage (as evidenced by meaningful efforts by PMI with respect thereto), anywhere in the world, including without limitation providing any design or development work for any Competing Product; provided, that, this Section 8.5(a) shall not prohibit the Executive from acquiring, solely as a passive investment, up to 1% of the securities of any publicly traded company whose activities may be in breach of the foregoing;

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(b)          Neither LD nor the Executive will, directly or indirectly, (i) solicit in competition with PMI, divert or take away, or attempt to solicit in competition with PMI, divert or take away, the business or relationship of PMI with any of its customers, clients, distributors, OEMs, licensees, licensors, dealers, referral sources, business partners, suppliers, vendors, service providers, consultants, lenders, investors, or any other person or entity with whom PMI does business (collectively, "Business Partners"), or (ii) otherwise interfere with PMI' s business relationship with any of its Business Partners;

(c)          Neither LD nor the Executive will, directly or indirectly, solicit, recruit, hire or engage, or otherwise interfere with the business relationship of PMI with, any current or former employee of PMI, other than any person who ceased to be employed by PMI for a period of at least six (6) months; and

(d)          Neither LD nor the Executive will, directly or indirectly, intentionally assist any person or entity in performing any activity prohibited by Sections 8.5(a), (b) or (c).

(e)          Notwithstanding anything in the foregoing provisions of Section 8.5 to the contrary, Section 8.5 shall be not be deemed to apply to, or to restrict LD or the Executive from his involvement in, (i) Our Health Connector, a medical records provider, as described in Exhibit 8.5(e)(i), and (ii) continuation of his activities in the field of patient care monitoring, also known as patient monitoring, as described in Exhibit 8.5(e)(ii).

8.6           Right of First Refusal on any Competing Product. PMI shall have a right of refusal to market, sell, commercialize and distribute any Competing Product which is developed by LD or the Executive or any Affiliate of his, directly or indirectly (such person or entity, the "Developer"), during the three (3) year period following the end of the Restrictive Covenant Period. Such right of first refusal shall be triggered by written notice by the Developer to PMI given in accordance with this Agreement detailing the nature, scope and other material information relating to the Competing Product, whereupon PMI shall have a 90 day right to exclusively negotiate with the Developer pertaining thereto. In the event that the Developer and PMI shall fail to reach agreement prior to the expiration of this 90 day period, the Developer shall not enter into any agreement with any third party that is materially more favorable to such third party than the last written offer made by PMI without first offering PMI such terms and PMI not having accepted same within 90 days of being so offered by the Developer in writing, following which the foregoing provisions of this sentence shall continue to apply.

9.            Representation and Warranties.

9.1           Representations and Warranties of Both Parties. Each Party hereby represents, warrants, and covenants to the other Party, as of the date of the execution of this Agreement, that:

9.1.1           Duly Organized. Each Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

9.1.2           Due Authorization. Each Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

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9.1.3           Binding Agreement. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

9.1.4           No Conflict. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;

9.1.5           Government Authorization. No government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements except as may be required under the Merger Agreement or to obtain HSR clearance; and,

9.1.6           Infringement. Neither Party received any notice or other communication from a Third Party that the practice of the Technology, the Product, or the Technology Intellectual Property infringes such Third Party's intellectual property rights.

9.1.7           FDA Debarment. To the best of its knowledge, it has not employed (and, to the best of its knowledge without further duty of inquiry, has not used a contractor or consultant that has employed) and in the future will not employ (or, to the best of its knowledge without further duty of inquiry, use any contractor or consultant that employs) any individual or entity debarred by the FDA (or subject to a similar sanction of EMA), or, to the best of its knowledge without further duty of inquiry, any individual who or entity which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA), in the conduct of the pre-clinical activities or clinical trials of the Product.

10.         Miscellaneous.

10.1         Agency. Neither party is, nor will be deemed to be, an employee, agent or legal representative of the other party for any purpose. Neither party will be entitled to enter into any contracts in the name of, or on behalf of the other party, nor will a party be entitled to pledge the credit of the other party in any way or hold itself out as having authority to do so. This Agreement is an arm's-length agreement between the parties and shall not constitute or be construed as a joint venture.

10.2         No Third Party Beneficiaries. Except as specifically provided in this Agreement, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

10.3         Entire Agreement. Except as agreed to by the parties in writing, this Agreement, and Exhibits hereto, together with the Asset Purchase and Intellectual Property Assignment Agreement and its attachments and schedules and the Research and Development Agreement, constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, whether written or oral, with respect to the subject matter hereof, including. without limitation, as to the matters contemplated by this Agreement, the Term Sheet.

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10.4         Successors and Assigns. Neither this Agreement nor the rights or obligations of the Parties under this Agreement shall be assignable without the written consent of the non assigning Party and any such purported assignment without the written consent of the non assigning Party shall be void and without effect; provided, however that PMI may assign its rights hereunder at the closing of a sale of all or substantially all of the assets relating to the Technology or a change of control transaction in which the holders of the voting securities of PMI immediately before such transaction own less than 50% of the voting securities of the surviving entity immediately after giving effect to such transaction. Except as otherwise provided herein, this Agreement and all covenants and agreements contained herein shall be binding upon and inure to the benefit of the Parties hereto, their permitted successors, permitted representatives and permitted assigns.

10.5         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any term or provision of this Agreement would, under applicable law, be invalid or unenforceable in any respect, each Party intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. For any such invalid or unenforceable provision, the Parties shall use commercially reasonable efforts to negotiate a substitute valid and enforceable provision while preserving to the fullest extent possible the intent and agreements of the Parties set forth herein.

10.6         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall or by any other electronic means shall be treated as original signatures.

10.7         Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.8         Notices. All communications between LD and PMI relating to this Agreement and the subject matter hereof shall be directed to the persons designated to receive notices set forth in this Section 10.8 or such other individuals as they may designate. All notices, requests, demands, Claims and other communications under this Agreement shall be in writing. Any notice, request, demand, Claim or other communication under this Agreement shall be deemed duly given (i) when delivered personally to the recipient, (ii) upon confirmation of facsimile (with a confirmation copy to be sent by overnight delivery) or (iii) one business day following the date sent when sent by overnight delivery, at the following address:

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If to LO:

Jeffrey Carlisle, Member

Leveraged Developments LLC

75 Congress Street

Portsmouth, NH 03801

If to PMI:

Jerry Ruddle, President and COO

Point Medical, Inc.

665 Martinsville Road, Suite 219

Basking Ridge, NJ 07920

Either Party may change the named party and address to which notices, requests, demands, Claims and other communications under this Agreement are to be delivered by giving the other Party notice in the manner herein set forth.

10.9         Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The Parties hereto submit to the exclusive jurisdiction of the State and Federal courts in the State of Delaware and New Castle County with respect to any dispute.

10.10         Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by PMI and LO. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant under this Agreement, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such wavier be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Any consent, waiver or amendment signed by LO shall be deemed the consent, waiver or amendment of LO and its Affiliates and any consent, waiver or amendment signed by PMI shall be deemed the consent, waiver or amendment of PMI's and its Affiliates pursuant hereto.

10.11         Expenses. Except as expressly stated otherwise, each of the Parties will bear his or its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and transactions contemplated hereby and thereby.

10.12         Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries that may be imposed upon or related to PMI or LO from time to time ach party agrees that it will comply with all applicable export laws and regulations in connection with its activities under this Agreement.

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IN WITNESS WHEREOF, PMI and LD intending legally to be bound hereby have caused this Development Agreement to be duly executed as of the date first above written.

[Signature Page Follows]

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POINT MEDICAL, INC.
By:	/s/ Jerry Ruddle
Name:	Jerry Ruddle
Title:	President and COO
Date:	10/24/14

LEVERAGED DEVELOPMENTS LLC
By:	/s/ Jeffrey Carlisle
Name:	Jeffrey Carlisle
Title:	Member
Date:	10/24/14
Jeffrey Carlisle, individually, as to Section 8.5 and Section 8.6
/s/ Jeffrey Carlisle

Signature page /)l!1·11lopmc111 Agreement

EXHIBIT A

DEVELOPMENT PLAN

EXHIBIT B

PRODUCT ACCESSORIES

Development Plan Options/Accessory Product Development Priorities:

•	Pump casing design·, including ruggedized option
•	IV pump holder
•	Multi-pump bolder
•	IOS Simple Control Application
•	Multi-Sensor Remote
•	Active Syringe Holder
•	MRI Compatibility Kit
•	Multi-Pump IOS/Android App
•	Multi-Source Selector
•	PCA IOS/Android App

STATE OF New Hampshire

COUNTY OF Rockingham

ss.

Julia E. Powell

NOTARY PUBLIC

My Commission Expires:

JULIA E. POWELL, Notary Public
My Commission Expires May 11, 2016

Exhibit D - ASSIGNMENT OF TRADEMARKS AND SERVICE MARKS

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, LEVERAGED DEVELOPMENTS LLC, a New Hampshire limited liability company with an address of 75 Congress Street, Portsmouth, NH 03801 ("Assignor"), for itself and its successors and assigns, hereby transfers and assigns to Point Medical, Inc., a Delaware corporation with an address of 665 Martinsville Road, Basking Ridge, NJ 07920 ("Assignee"), its successors and assigns, all right, title and interest that Assignor may have in and to any and all trademarks and service marks ·set forth on Schedule A attached hereto and made a part hereof, together with all goodwill associated therewith (collectively, the "Marks").

This Assignment is being executed in connection with a certain Asset Purchase and Intellectual Property Assignment Agreement dated October 29, 2014.

This Assignment of Trademarks and Service Marks includes the right to apply for registration of any and all of the Marks in any and all jurisdictions where such registration is desired by Assignee, the right to renew any existing registrations, and the right to claim for any and all damages by reason of past infringement of any of such Marks, with the right to sue for and collect the same for Assignee's own use and enjoyment and for the use and enjoyment of its successors and assigns.

IN WITNESS WHEREOF, Assignor has caused this Assignment of Trademarks and Service Marks to be executed by its duly authorized officer and its corporate seal to be hereunto affixed on this 20th day of January, 2015.

ASSIGNOR
LEVERAGED DEVELOPMENTS LLC

By:	/s/ Jeffrey A. Carlisle

Name:	Jeffrey A. Carlisle

Title:	Member

SCHEDULE A

TRADEMARKS AND SERVICE MARKS

U.S. Trademark/Service Mark Registrations: None.

U.S. Trademark/Service Mark Applications: None.

Unregistered Marks:

BREEZE for pumping modules for IV infusion pumps and disposable W infusion cassettes

BREEZETALK for a control language for IV infusion pumping modules

MULTI SOURCE SELECTOR for selector modules for IV infusion pumps that allow for automatic selection of multiple medications and fluids

Confusingly similar variations of any of the registered or unregistered trademarks and/or service marks listed on this Schedule A.

All other registered and unregistered trademarks and service marks used and owned by Assignor in connection with its W fluid flow control systems business, together with the goodwill associated therewith.

Domain Names:

www. IVbreeze.com

[Initialed JC]

1/19/2015

STATE OF	New Hampshire
ss.
COUNTY OF	Rockingham

Before me, a notary public, in and for the state and county aforesaid, on this 20th day of January, 2015 personally appeared Jeffrey Carlisle, Who, having been by me duly sworn and having executed the foregoing instrument in my presence, did depose and say that he is the Managing Member of Leveraged Developments [Assignor], the limited liability company that executed the foregoing  instrument; that he executed said instrument on behalf of said limited liability company on; and that he was duly authorized to do so, Leveraged Developments [Assignor] intending to be legally bound thereby and intending that said instrument be properly recorded.

/s/ Suzanne P. Barr

NOTARY PUBLIC

My Commission Expires:

SUZANNE P. BARR, Justice of the Peace My Commission Expires June 4, 2019

Exhibit E - Bill of Sale

This BILL OF SALE is made as of this 15th day of January 2015, by and between LEVERAGED DEVELOPMENTS LLC, a New Hampshire limited liability company ("LD") for the benefit of POINT MEDICAL, INC., a Delaware corporation ("PMI").

Background

Reference is made to that certain Asset Purchase and Intellectual Property Assignment Agreement dated October 29. 2014 by and between PMI and LD (the “Agreement”) and the related Term Sheet dated March 28, 2014 ("Term Sheet"). All capitalized terms· used but not defined herein shall have the meanings assigned to them in the Agreement.

Pursuant to the Term Sheet and the Agreement, LD has agreed to sell, transfer. convey and deliver to PMI the Transferred Assets, as set forth therein. LD is executing and delivering to PMI this Bill of Sale in order to effect and evidence such sale, transfer, conveyance and delivery as contemplated by the Term. Sheet and the Agreement ..

NOW, THEREFORE, pursuant to the Term Sheet and Agreement and in consideration of the mutual covenants and agreements contained in the Term Sheet and the Agreement, LD, intending to be legally bound hereby covenants and agrees as follows;

Agreement

l.          Receipt. LD hereby acknowledges receipt of the Purchase Price and the other deliveries made by PMI at the Closing in satisfaction of PMI's obligations under the Agreement.

2.          Conveyance of Assets. LD does hereby sell, transfer, assign, convey .and deliver to PMl all of the Transferred Assets.

3.          Binding Effect. This Bill of Sale is being entered into pursuant to Section 3.4.2(e)(iv) of the Agreement. Neither the entering into nor the performance of this Bill of Sale shall supersede, extingujsh, modify or affect any of the representations, warranties, conditions or covenants set forth in the Agreement, which continues in full force and effect and survives the transactions contemplated hereby in accordance with its terms. This Bill of Sale shall be governed by and construed and enforced in accordance with the laws of the State of Delaware regardless of the Jaws that might otherwise govern under applicable principles of conflict of laws. This Bill of Sale shall be binding upon LD, its successors and assigns and shall inure to the benefit of PMI, its affiliated entities, and its and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Bill of Sale as of the date .first set forth above.

POINT MEDICAL, INC.		LEVERAGED DEVELOPMENTS LLC

By:	/s/ Jerry C. Ruddle	By:	/s/ Jeffrey Carlisle 16 Jan 2015
	Jerry C. Ruddle, President		Jeffrey Carlisle, Managing Member